Exhibit 10.22

[ *** ] DENOTES CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

FOREST LABORATORIES, INC.,

FL ACQUISITION CORP.,

CEREXA, INC.,

and

DENNIS PODLESAK and ECKARD WEBER, M.D., AS STOCKHOLDERS’ AGENT

DECEMBER 13, 2006

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Definitions
Exhibit B	Form of Written Consent
Exhibit C	Form of Certificate of Incorporation
Exhibit D	Form of Escrow Agreement
Schedule 1.2	Form of Certificate of Merger

AGREEMENT AND PLAN OF MERGER

            This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of December 13, 2006 by and among Forest Laboratories, Inc., a Delaware corporation ("Acquiror"), FL Acquisition Corp., a Delaware corporation which is a wholly-owned subsidiary of Acquiror ("Merger Sub"), Cerexa, Inc., a Delaware corporation ("Target"), and Dennis Podlesak and Eckard Weber, as Stockholders’ Agent (solely for purposes of Section 5.12, Section 5.13 and Section 8). Acquiror, Merger Sub and Target may be referred to herein individually as a "Party", and collectively as the "Parties". Capitalized terms used in this Agreement shall have the meanings ascribed to such term in Exhibit A of this Agreement, or if applicable as provided in the text of this Agreement.

RECITALS

            A.        The Boards of Directors of Target, Acquiror and Merger Sub believe it is in the best interests of their respective companies and the stockholders of their respective companies for Target and Merger Sub to combine into a single company through the statutory merger of Merger Sub with and into Target (the "Merger") and, in furtherance thereof, have approved this Agreement and the Merger.

            B.        In connection with the Merger, the outstanding shares of Target’s capital stock will be converted into the right to receive the cash amount described in this Agreement.

            C.        Acquiror, Target and the Stockholders’ Agent will enter into an Escrow Agreement to be executed and delivered in accordance with Section 5.5 (the "Escrow Agreement").

            D.        Target, Acquiror and Merger Sub desire to make certain representations and warranties and enter into certain covenants in connection with the Merger.

            E.        As an inducement to the Acquiror to enter into this Agreement, certain holders of Target Capital Stock (the "Majority Holders") having voting power equal to or greater than the Required Stockholder Vote have indicated their intention to deliver, as promptly as practicable following the execution of this Agreement, their irrevocable approval of the Merger, this Agreement and the transactions contemplated hereby pursuant to a written consent, substantially in the form attached hereto as Exhibit B (the "Written Consent"), signed and dated by the Majority Holders in their capacity as Target stockholders as promptly as practicable following the execution of this Agreement, pursuant to and in strict accordance with the applicable provisions of the Delaware Law, the Target certificate of incorporation and the Target bylaws.

            NOW, THEREFORE, in consideration of the covenants, representations and warranties set forth herein, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

            1.         The Merger.

                      1.1         The Merger. At the Effective Time and upon the terms and subject to the conditions set forth in this Agreement, in the Certificate of Merger filed pursuant to Section 1.2 and in the applicable provisions of the Delaware General Corporation Law ("Delaware Law"), Merger Sub shall be merged with and into Target, the separate corporate existence of Merger Sub shall cease and Target shall continue as the surviving corporation in the Merger (the "Surviving Corporation").

                      1.2         Closing; Effective Time. The consummation of the Merger (the "Closing") shall take place as soon as practicable, but no later than two Business Days, after the satisfaction or waiver of the last of the conditions set forth in Section 6 to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), or at such other time as the Parties agree (the actual date on which the Closing takes place being the "Closing Date"). The Closing shall take place at the offices of Cooley Godward Kronish LLP, 3175 Hanover Street, Palo Alto, California 94304, or at such other location as the Parties agree. In connection with the Closing, Target shall cause the Merger to be made effective by filing the Certificate of Merger in substantially the form attached hereto as Schedule 1.2 with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the time of such filing or such later time as agreed to by the Parties and provided in the Certificate of Merger being the "Effective Time").

                      1.3         Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger filed pursuant to Section 1.2 and the applicable provisions of Delaware Law.

                      1.4         Certificate of Incorporation; Bylaws. At the Effective Time:

                                   (a)        the certificate of incorporation of Target shall be amended to read as set forth in Exhibit C, and as so amended shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such certificate of incorporation; and

                                   (b)        the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended.

                      1.5         Directors and Officers. At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, to serve until their respective successors are duly elected or appointed and qualified.

                      1.6         Effect on Capital Stock. Subject to Sections 1.7(a), 8.1 and 8.3(a), at the Effective Time, by virtue of the Merger and without any further action on the part of Acquiror, Merger Sub, Target, the Stockholders’ Agent or the holders of any of the securities identified below:

                                   (a)        each share of Target Common Stock, Series A Preferred Stock and Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (excluding Dissenting Shares and shares owned by Target, Acquiror, Merger Sub or any of their respective wholly owned subsidiaries) shall be converted into the right to receive (without interest) (i) an amount of cash equal to (A) the Merger Consideration divided by the sum of (1) the aggregate number of shares of Target Capital Stock outstanding immediately prior to the Effective Time plus (2) the aggregate number of shares of Target Capital Stock subject to unexercised Target Options (whether vested or unvested) that are outstanding immediately prior to the Effective Time (the amount determined pursuant to this subclause (A) being the "Per Share Price"); minus (B) the Escrow Contribution Amount per share of Target Capital Stock; plus (C) any cash disbursements required to be made from the Escrow Fund with respect to such share to the Former Holder thereof in accordance with the terms of the Escrow Agreement, as and when such disbursements are required to be made; plus (ii) if the Milestone Event occurs, an amount of cash equal to the Additional Merger Consideration divided by the sum of (1) the aggregate number of shares of Target Capital Stock outstanding immediately prior to the Effective Time plus (2) the aggregate number of shares of Target Capital Stock subject to unexercised Target Options (whether vested or unvested) that are outstanding immediately prior to the Effective Time;

                                   (b)        each share of Target Capital Stock that is owned by Target as treasury stock, or by Acquiror or Merger Sub or any of their respective wholly owned subsidiaries, shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefore; and

                                   (c)        each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

            The amount of cash, if any, that each Former Holder of Target is entitled to receive for the shares of Target Capital Stock held by such Former Holder and/or Target Options held by such Former Holder (as provided in Section 1.11) shall be rounded to the nearest cent (with $0.005 being rounded upward) and computed after aggregating the cash amounts payable for all shares of each class and series of Target Capital Stock held by such Former Holder and all Target Options held by such Former Holder,

                      1.7        Cancellation and Surrender of Certificates.

                                   (a)         No Further Rights as Target Stockholders. At the Effective Time, all shares of Target Capital Stock outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no holder of record of a certificate that immediately prior to the Effective Time represented outstanding shares of Target Capital Stock (a "Certificate") shall have any rights as a stockholder of Target.

                                   (b)         Exchange Procedures. Upon surrender of a Certificate for cancellation to Acquiror, together with a letter of transmittal in form reasonably acceptable to Acquiror (which letter of transmittal shall include an undertaking of the signatory thereto not to violate Section 1.13 hereof) providing that risk of loss shall pass only upon delivery of such certificates to Acquiror, duly completed and validly executed in accordance with the instructions thereto, (i) the holder of such Certificate shall be entitled to receive in exchange therefor cash in an amount equal to the share of the Merger Consideration which such holder has the right to receive pursuant to Section 1.6(a), and (ii) the Certificate so surrendered shall forthwith be canceled. Acquiror shall: (x) as promptly as practicable after receipt of each properly surrendered Certificate, but in no event later than five Business Days after such receipt, cause the payment described in the preceding sentence (not including any amounts covered by Section 1.6(a)(i)(C) or Section 1.6(a)(ii)) to be made to the holder of such Certificate by wire transfer of immediately available funds to the account designated by such holder in the letter of transmittal delivered with such Certificate, and (y) if the Milestone Event occurs, as promptly as practicable thereafter, but in no event later than forty-five days after such occurrence, cause the payment described in Section 1.6(a)(ii) to be made to the holder of such Certificate by wire transfer of immediately available funds to the account designated by such holder in the letter of transmittal delivered with such Certificate (or such other account as designated in writing by such holder). Until so surrendered, each outstanding Certificate that prior to the Effective Time represented shares of Target Capital Stock (other than Dissenting Shares) will be deemed from and after the Effective Time, for all purposes, to evidence the right to receive the amount equal to the share of the Merger Consideration which such holder has the right to receive pursuant to Section 1.6(a). If, after the Effective Time, any Certificate is presented to the Surviving Corporation or Acquiror, it shall be cancelled and exchanged as provided in this Section 1.7.

                                   (c)         Transfers of Ownership. After the Effective Time, there shall be no further registration of transfers of shares of Target Capital Stock outstanding immediately prior to the Effective Time on the records of Target.

                                   (d)         No Liability. Notwithstanding anything to the contrary in this Section 1.7, neither Acquiror nor the Surviving Corporation or any other party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property law, escheat law or similar law. Any amounts remaining unclaimed by Former Holders two years after the Effective Time (or such earlier date which is immediately prior to such time as the amounts would otherwise escheat to or become the property of any Governmental Authority) shall become, to the fullest extent permitted by Applicable Laws, the property of the Acquiror, free and clear of any claims or interests of any Person previously entitled thereto.

                      1.8         Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, Acquiror shall pay to the record holder of such Certificate the consideration into which the shares of Target Capital Stock formerly represented by such Certificate have been converted pursuant to Section 1.6, upon the making of an affidavit of that fact by such record holder; provided, however, that Acquiror may, in its discretion and as a condition precedent to the payment of such consideration, require such record holder to deliver a bond in such sum as Acquiror may reasonably direct as indemnity against any claim that may be made against Acquiror or the Surviving Corporation with respect to such Certificate.

                      1.9         Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any Dissenting Share shall not be converted into the right to receive the consideration to which the holder of such share (a "Dissenting Stockholder") would be entitled pursuant to Section 1.6, but rather shall be entitled to receive such amount as may be determined to be due with respect to such Dissenting Share pursuant to Delaware Law. If any Dissenting Stockholder fails to perfect such stockholder’s dissenters’ rights under Delaware Law or effectively withdraws or otherwise loses such rights with respect to any Dissenting Shares, such Dissenting Shares shall thereupon automatically be converted into the right to receive the consideration referred to in Section 1.6, pursuant to the exchange procedures set forth in Section 1.7. Target shall give Acquiror (a) prompt notice of any demand for payment of the fair value of any shares of Target Capital Stock or any attempted withdrawal of any such demand for payment and any other instrument served pursuant to Delaware Law and received by Target relating to any stockholder’s dissenters’ rights, and (b) the opportunity to direct all negotiations and proceedings with respect to any such demands for payment under Delaware Law.

                      1.10        Taking of Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target and Merger Sub, Acquiror and the Surviving Corporation are fully authorized in their respective names to take, and will take, all such lawful and necessary or desirable action, so long as such action is not inconsistent with this Agreement.

                      1.11        Target Options. As soon as practicable following the date of this Agreement, the Board of Directors of Target (or, if appropriate, any committee thereof administering the 2005 Equity Incentive Plan) shall adopt such resolutions or take such other actions as may be required to adjust the terms of all outstanding Target Options, whether vested or unvested, as necessary to provide that Target Options will become fully exercisable and may be exercised before the Effective Time at such applicable time or times as specified in the 2005 Equity Incentive Plan, and at the Effective Time, each Target Option outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall be canceled and the holder thereof shall then become entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount equal to: (a) an amount of cash equal to (i) the product of (A) the number of shares of Target Common Stock subject to such Target Option immediately prior to the Effective Time, multiplied by (B) the amount by which the Per Share Price exceeds the exercise price per share of Target Common Stock that is subject to such Target Option; minus (ii) the Escrow Contribution Amount for such Target Option; plus (iii) any cash disbursements required to be made from the Escrow Fund with respect to such Target Option to the Former Optionholder thereof in accordance with the terms of the Escrow Agreement, as and when such disbursements are required to be made; plus (b) if the Milestone Event occurs, an amount of cash equal to the product of (i) the number of shares of Target Common Stock subject to such Target Option immediately prior to the Effective Time, multiplied by (ii) an amount equal to (A) the Additional Merger Consideration divided by (B) the sum of (1) the aggregate number of shares of Target Capital Stock outstanding immediately prior to the Effective Time plus (2) the aggregate number of shares of Target Capital Stock subject to unexercised Target Options (whether vested or unvested) that are outstanding immediately prior to the Effective Time. As soon as practicable following the Effective Time, Acquiror shall cause the payment described in subsections (a)(i), as reduced by subsection (a)(ii), of the preceding sentence to be made to the holder of such Target Option by wire transfer of immediately available funds to the account designated by such holder in writing, and such holder shall remain entitled to receive any additional cash disbursements as provided in subclause (a)(iii) and subclause (b) (if applicable). If the Milestone Event occurs, Acquiror shall, as promptly as practicable thereafter, but in no event later than forty-five days after such occurrence, cause the payment described in Section 1.11(b) to be made to the holder of such Target Option by wire transfer of immediately available funds to the account designated by such holder in writing.

                      1.12        Withholding Rights. Acquiror shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 1 such withholding, employment and similar taxes and all other amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign law. If the Acquiror so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Target Capital Stock or Target Options in respect of whom the Acquiror made such deduction and withholding.

                      1.13        Non-Transferability of Contingent Rights. No Former Holder shall directly or indirectly sell, assign, gift, pledge, hypothecate, or otherwise voluntarily or involuntarily or by operation of law encumber, transfer or dispose of (other than pursuant to the laws of descent and distribution or by will) (each a "Transfer") any of its rights to receive consideration under Section 1.6(a)(ii) or 1.11(b), and neither the Surviving Corporation nor Acquiror shall be obligated to effect or recognize a Transfer prohibited by this Section 1.13. The right to receive consideration under Section 1.6(a)(ii) or 1.11(b) shall not constitute an equity interest in Acquiror or the Surviving Corporation and shall not vest in or otherwise provide any Former Holder with any voting rights or other rights of ownership of any security.

            2.         Representations and Warranties of Target. Target represents and warrants to Acquiror as of the date of this Agreement (for all purposes except for purposes of Section 8), and as of the date of this Agreement and as of the Closing Date (for purposes of Section 8) that the statements contained in this Section 2 are true and correct except as disclosed in a disclosure schedule of even date herewith delivered by Target to Acquiror and complying with the provisions of Section 9.2 (the "Target Disclosure Schedule"):

                      2.1         Organization, Standing and Power. Each of Target and its Subsidiaries is a corporation duly organized, validly existing and in good standing, if applicable, under the laws of the jurisdiction of its incorporation. There is no pending or, to the knowledge of Target, threatened action for the dissolution, liquidation or insolvency of Target or any of its Subsidiaries. Target and its Subsidiaries have the corporate power to own their properties and to carry on their business as now being conducted (collectively, the "Current Target Business"). Each of Target and its Subsidiaries is duly qualified to do business, and is in good standing (if such concept is applicable in the relevant jurisdiction), in each jurisdiction where the operation of the Current Target Business by Target and its Subsidiaries requires such qualification. Target has delivered, or made available for review in a data room, to Acquiror or its advisors true and correct copies of the respective certificates of incorporation and bylaws or other equivalent organizational documents, as applicable, of Target and each of its Subsidiaries, each as in effect as of the date of this Agreement. The minute books of Target and its Subsidiaries have been made available in a data room for review by Acquiror or its advisors and contain a materially complete and accurate summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of each such company through the date of this Agreement. Neither Target nor any of its Subsidiaries is in violation of any of the provisions of its certificate of incorporation or bylaws or equivalent organizational documents. Target has no Subsidiaries other than those listed in Section 0 of Target Disclosure Schedule, and neither Target nor any such Subsidiary owns directly or indirectly any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

                      2.2         Authority. Target has all requisite corporate power and authority to enter into this Agreement and to consummate the Merger. The affirmative vote or consent of the holders of (i) a majority of the shares of Target Common Stock and Target Preferred Stock (voting together as a single class) outstanding on the record date chosen for purposes of determining the stockholders of Target entitled to vote on the adoption of this Agreement, (ii) a majority of the shares of Target Preferred Stock (voting together as a single class) outstanding on the record date chosen for purposes of determining the stockholders of Target entitled to vote on the adoption of this Agreement and (iii) at least 60% of the shares of Target Series B Preferred Stock outstanding on the record date chosen for purposes of determining the stockholders of Target entitled to vote on the adoption of this Agreement are the only votes of the holders of any Target Capital Stock necessary under Delaware Law and the Certificate of Incorporation of Target to approve this Agreement and the Merger (the "Required Stockholder Vote"). The Board of Directors of Target has unanimously (a) adopted this Agreement and declared it advisable and approved its execution and delivery and the consummation of the Merger; (b) determined that the Merger is in the best interests of the stockholders of Target, and (c) recommended that the holders of Target Capital Stock approve this Agreement and the Merger and the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Target and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, this Agreement constitutes a valid and binding obligation of Target, enforceable against Target in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law. The execution and delivery of this Agreement by Target does not constitute, and the consummation by Target of the transactions contemplated hereby will not result in, a termination, or breach or violation by Target of, or a default by Target under (with or without notice or lapse of time, or both), (a) any provision of the certificate of incorporation or bylaws of Target, as amended, (b) any Material Contract or (c) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target or any of its properties or assets. No material consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (each, a "Governmental Entity") is required to be obtained or made by Target at or prior to the Effective Time in order for Target to execute and deliver this Agreement or consummate the Merger, except for: (a) the filing of Certificate of Merger as provided in Section 0 and (b) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR"), and foreign antitrust laws. The holders of Target Capital Stock are not entitled to appraisal, dissenter’s or similar rights under any Applicable Laws except as provided in Section 262 of the Delaware Law ("Section 262").

                      2.3         Governmental Authorizations. Target and its Subsidiaries have obtained each material federal, state, county, local or foreign governmental consent, license, permit, grant or other authorization of a Governmental Entity that is required, as of the date hereof, for the operation by Target and its Subsidiaries of the Current Target Business, and all of such consents, licenses, permits, grants and authorizations are in full force and effect.

                      2.4         Financial Statements. Target has delivered to Acquiror or its advisors (a) the audited consolidated balance sheets and statements of operations of Target and its Subsidiaries as of and for the fiscal year ended December 31, 2005 and (b)(i) the unaudited consolidated balance sheet of Target and its Subsidiaries as of September 30, 2006 (the "Target Balance Sheet") and (ii) the unaudited consolidated statement of operations of Target and its Subsidiaries for the nine-month period ended September 30, 2006 (collectively, the "Target Financial Statements"). The Target Financial Statements have been prepared in accordance with GAAP (except as disclosed in the notes thereto and except that the unaudited Target Financial Statements do not contain footnotes and are subject to normal year-end audit adjustments) applied on a consistent basis throughout the periods covered. The Target Financial Statements fairly present, in all material respects and in accordance with GAAP, the financial condition of Target as of the dates indicated therein and the operating results of Target for the periods indicated therein, subject to normal year-end audit adjustments and the absence of footnotes in the case of the unaudited Target Financial Statements.

                      2.5         Capitalization; Shares and Stockholder Information.

                                   (a)         Capitalization. The authorized capital stock of Target consists of (i) 84,000,000 shares of Target Common Stock, of which there were issued and outstanding as of the date of this Agreement, 9,750,249 shares, and (ii) 64,000,000 shares of Target Preferred Stock, of which as of the date of this Agreement 20,000,000 were designated Series A Preferred Stock and 44,000,000 were designated Series B Preferred Stock. As of the date of this Agreement, there were issued and outstanding: 20,000,000 shares of Series A Preferred Stock convertible into the same number of shares of Common Stock, and 42,176,299 shares of Series B Preferred Stock convertible into the same number of shares of Common Stock. Each outstanding share of Series A Preferred Stock and Series B Preferred Stock is convertible into one share of Target Common Stock. All outstanding shares of Target Common Stock and Target Preferred Stock (i) are duly authorized, validly issued, fully paid and non-assessable, (ii) are free of any liens or encumbrances created by Target, and, to the knowledge of Target, free of any liens or encumbrances created by or imposed upon the holders thereof and (iii) were not issued in violation of any preemptive rights or rights of first refusal created by statute, the certificate of incorporation or bylaws of Target or any agreement to which Target is a party or by which it is bound. As of the date of this Agreement, there were 14,584,563 shares of Target Common Stock reserved for issuance under the 2005 Equity Incentive Plan, of which 4,672,674 shares of Target Common Stock were subject to outstanding options and 161,640 shares of Target Common Stock were reserved for future option grants. Target has delivered to Acquiror or its advisors (or made available in a data room) true and complete copies of the 2005 Equity Incentive Plan and each form of agreement evidencing each Target Option (and each such agreement accurately reflects the actual date of grant of such Target Option determined in accordance with GAAP). Except for the rights created pursuant to this Agreement and the options and other rights disclosed in the preceding sentences, there are no options, warrants, calls, rights, commitments or agreements that are outstanding to which Target is a party or by which it is bound, obligating Target to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Target Capital Stock or other equity securities of Target or its Subsidiaries or obligating Target to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any option, warrant, call, right, commitment or agreement regarding shares of Target Capital Stock or other equity securities of Target or its Subsidiaries. All shares of Target Common Stock issuable upon conversion of the outstanding shares of Target Preferred Stock or upon exercise of the options described in this Section 0 will be, when issued pursuant to the respective terms of such Target Preferred Stock or options, duly authorized, validly issued, fully paid and nonassessable. There are no other contracts, commitments or agreements relating to the voting, purchase or sale of Target’s capital stock (a) between or among Target and any of its stockholders; and (b) to Target’s knowledge, between or among any of Target’s stockholders.

                                   (b)        The authorized capital stock of each of the Subsidiaries and the issued and outstanding shares of such capital stock as of the date of this Agreement are reflected on Section 2.5(b) of the Target Disclosure Schedule. All such outstanding shares (i) are duly authorized, validly issued, fully paid and non-assessable, (ii) are free of any liens or encumbrances created by the Subsidiary and free of any liens or encumbrances created by or imposed upon Target and (iii) were not issued in violation of any preemptive rights or rights of first refusal created by statute, the certificate of incorporation or bylaws of any Subsidiary or any agreement to which Target or any Subsidiary is a party or by which it is bound.

                                   (c)         Shares and Stockholder Information. Section 2.5(c) of the Target Disclosure Schedule sets forth, as of the date hereof: (i) the number of shares of Target Capital Stock that each current stockholder of Target holds of record; and (ii) to the knowledge of Target, the address and state of residence of such stockholder.

                      2.6         Absence of Certain Changes. Between September 30, 2006 (the "Target Balance Sheet Date") and the date of this Agreement, Target and its Subsidiaries have conducted their business in the ordinary course consistent with past practice, and there has not occurred (a) any acquisition, sale or transfer of any material asset of Target or its Subsidiaries other than in the ordinary course of business; (b) any amendment to the certificate of incorporation or bylaws or equivalent organizational documents of Target or its Subsidiaries; (c) any material increase in, or material modification of, the compensation or benefits payable by Target or its Subsidiaries to any of their respective directors or executive officers; (d) any declaration, setting aside or payment of a dividend or other distribution with respect to shares of Target Capital Stock; or (e) any incurrence of indebtedness for borrowed money. Between the Target Balance Sheet Date and the date of this Agreement, there has not been any event or occurrence that has had, individually or in the aggregate, a Target Material Adverse Effect.

                      2.7         Absence of Undisclosed Liabilities. Neither Target nor any of its Subsidiaries has any material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than: (a) those set forth or adequately provided for in the Target Balance Sheet; (b) those not required to be reflected in the liabilities column of a balance sheet prepared in accordance with GAAP; (c) those incurred in the ordinary course of business since the Target Balance Sheet Date; and (d) those incurred pursuant to or in connection with the execution, delivery or performance of this Agreement.

                      2.8         Litigation; Orders. There is no private or governmental action, suit, proceeding, arbitration or, to the knowledge of Target, investigation, pending before any Governmental Entity or threatened against Target or its Subsidiaries or against any of their respective officers or directors (in their capacities as such). There is no judgment, decree or order against Target or its Subsidiaries or against any of their respective directors or officers (in their capacities as such), that specifically names Target or its Subsidiaries or such directors or officers and (i) restricts in any material manner the use, transfer or licensing by Target or its Subsidiaries of any right or interest of Target or its Subsidiaries in any Material Target IP Right; or (ii) otherwise materially and adversely affects the conduct of the Current Target Business.

                      2.9         Intellectual Property.

                                   (a)        For purposes of this Agreement, the following terms shall be defined as follows:

                                               (i)        " IP Rights" means any and all of the following in any country: (A) Copyrights, Patent Rights, Trademark Rights, domain name registrations, moral rights, trade secrets, know how rights, and other intellectual property rights and intangible assets; and (B) the right (whether at law, in equity, by contract or otherwise) to use or otherwise exploit any of the foregoing.

                                               (ii)       " Copyrights" means all copyrights and copyrightable works, including all rights of authorship, use, publication, reproduction, distribution, performance, transformation, moral rights and rights of ownership of copyrightable works and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright.

                                               (iii)      " Material Target IP Rights" means all Target IP Rights other than those which, individually or in the aggregate, are not material to the conduct of the Current Target Business.

                                               (iv)       " Patent Rights" means all issued patents and pending patent applications (which for purposes of this Agreement shall include utility models, design patents, certificates of invention and applications for certificates of invention and priority rights) in any country, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, reissues, re-examinations and extensions thereof.

                                               (v)        " Target IP Rights" means all IP Rights owned solely or co-owned by Target or its Subsidiaries, or in which Target or its Subsidiaries has any right, title or interest.

                                               (vi)       " Trademark Rights" means all trademarks, registered trademarks, applications for registration of trademarks, service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registration of trade names.

                                   (b)        Section 2.9(b) of the Target Disclosure Schedule lists all of the Patent Rights and all registered Trademark Rights (or Trademark Rights for which applications for registration have been filed) owned solely by Target or its Subsidiaries as of the date of this Agreement, setting forth in each case the jurisdictions in which patents have been issued, patent applications have been filed, trademarks have been registered and trademark applications have been filed. Section 2.9(b) of the Target Disclosure Schedule lists all of the Patent Rights and all registered Trademark Rights (or Trademark Rights for which applications for registration have been filed) in which Target or its Subsidiaries has any co-ownership interest, other than those owned solely by Target or its Subsidiaries, setting forth in each case the jurisdictions in which patents have been issued, patent applications have been filed, trademarks have been registered and trademark applications have been filed. Section 2.9(b) of Target Disclosure Schedule lists, to the knowledge of Target as of the date hereof, all of the Patent Rights and all registered Trademark Rights (or Trademark Rights for which applications for registration have been filed) in which Target or its Subsidiaries has any right, title or interest, other than those owned solely or co-owned by Target or its Subsidiaries.

                                   (c)        Neither Target nor its Subsidiaries jointly own any Target IP Rights with any person other than Target or its Subsidiaries. No current or former officer, manager, director or employee of Target or its Subsidiaries, and no stockholder, consultant, independent contractor of Target or its Subsidiaries, and no other third party, has any right, title or interest in, to or under any Target IP Rights that has not been exclusively assigned, transferred or licensed to Target or its Subsidiaries. No third party has challenged, or to the knowledge of Target has threatened to challenge, the right, title or interest of Target or its Subsidiaries in, to or under Target IP Rights, or the validity, enforceability or claim construction of any Patent Rights owned or co-owned or exclusively licensed by Target or its Subsidiaries included in Target IP Rights. To the knowledge of Target, no any third party claimed any right title or interest in any Target IP Rights in contravention of or that would otherwise adversely affect Target’s rights in such Target IP Rights.

                                   (d)        Section 2.9(d) of the Target Disclosure Schedule lists all legally binding oral and written contracts, agreements, and licenses in effect under which Target or its Subsidiaries has any right, title or interest in, under or to any Material Target IP Rights, other than nonexclusive licenses that are available to the public generally.

                                   (e)        No third party is asserting in writing, or to the knowledge of Target threatening in writing or otherwise, to make a claim which would adversely affect the ownership rights of Target or its Subsidiaries in, under or to (i) any of the Material Target IP Rights or (ii) any legally binding contract, agreement, or license under which Target or its Subsidiaries has any right, title or interest in, under or to any of the Material Target IP Rights, and Target has no knowledge of facts that have led Target to believe that such claim is likely to be made. To the knowledge of Target, no third party is asserting or to the knowledge of Target threatening to assert a claim against any person other than Target or its Subsidiaries or their respective affiliates, nor, to the knowledge of Target, is any such claim being asserted or threatened against any such person, which would materially and adversely affect the ownership rights of Target or its Subsidiaries to or under (i) any of Target IP Rights or (ii) any legally binding contract, agreement, or license under which Target or its Subsidiaries has any right, title or interest in, under or to any of Target IP Rights, and Target has no knowledge of facts that have led Target to believe that such claim is likely to be made.

                                   (f)        Neither Target nor its Subsidiaries is subject to any legally binding contract or written agreement that restricts the use, transfer, delivery or licensing of the Material Target IP Rights (or any tangible embodiment thereof).

                                   (g)        Target and its Subsidiaries have put in the policies and procedures listed on Section 2.9(g) of the Target Disclosure Schedule to protect and maintain the confidentiality of the proprietary know-how included in the Target IP Rights. Neither Target nor any of its Subsidiaries has granted, licensed or conveyed to any third party, pursuant to any written or oral contract, agreement, license or other arrangement, any license or other right, title or interest in, to or under any Material Target IP Rights (or any tangible embodiment thereof). There are no outstanding obligations to pay any material amounts or provide other material consideration to any other person in connection with any Material Target IP Rights (or any tangible embodiment thereof).

                                   (h)        Target and its Subsidiaries own, or otherwise possess legally enforceable rights to use, all IP Rights used by Target in its conduct of the Current Target Business, other than those which, individually or in the aggregate, are not material to the conduct of the Current Target Business. To the knowledge of Target, the Target IP Rights collectively constitute all of the IP Rights necessary to enable Target and its Subsidiaries to conduct the Current Target Business, other than those which, individually or in the aggregate, are not material to the conduct of the Current Target Business.

                                   (i)        To the knowledge of Target, the conduct of the Current Target Business does not infringe, constitute contributory infringement, inducement to infringe, misappropriation or unlawful use of IP Rights of any other person, and neither Target nor its Subsidiaries has received any written notice or other communication asserting any of the foregoing that remains unresolved.

                                   (j)        To the knowledge of Target, no Material Target IP Rights are being infringed or misappropriated by any third party.

                                   (k)        Neither Target nor its Subsidiaries is currently a party to any legally binding written or oral contract, agreement, or license to indemnify any other person against any charge of infringement of any IP Rights.

                                   (l)        All current and former officers and employees of Target and its Subsidiaries who have contributed in a material manner to the creation or development of any Target IP Right have executed and delivered to Target or its Subsidiaries an agreement (containing no exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and the assignment to Target or its Subsidiaries of any IP Rights arising from services performed for Target or its Subsidiaries by such persons, each form of which has been made available in a data room for review by Acquiror or its advisors. All current and former consultants and independent contractors to Target or its Subsidiaries who have contributed in a material manner to the creation or development of any Target IP Right have executed and delivered to Target or its Subsidiaries an agreement in substantially the forms provided to Acquiror or its counsel (containing no exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and the assignment to Target or its Subsidiaries of any IP Rights arising from the services performed for Target or its Subsidiaries by such persons. To the knowledge of Target, no current employee or independent contractor of Target or its Subsidiaries is in material violation of any term of any patent disclosure agreement or employment contract or any other contract or agreement relating to the relationship of any such employee or independent contractor with Target or its Subsidiaries.

                                   (m)        Neither the execution, delivery or performance of this Agreement by Target nor the consummation by Target of the transactions contemplated by this Agreement will contravene, conflict with or result in any limitation on Target’s right, title or interest in or to any Target IP Rights.

                      2.10        Interested Party Transactions. Neither Target nor its Subsidiaries are indebted to any director, officer or employee of Target or its Subsidiaries (except for amounts due as salaries and bonuses under employment contracts or employee benefit plans and amounts payable in reimbursement of ordinary business expenses), and no such director or officer is indebted to Target or its Subsidiaries.

                      2.11       Material Contracts.

                                   (a)        Section 2.11(a) of the Target Disclosure Schedule lists all of the Material Contracts in effect as of the date of this Agreement. Target has delivered to Acquiror, or made available to Acquiror or its advisors in a data room, a complete and accurate copy of each such Material Contract and all amendments or modifications thereto that exist.

                                   (b)        With respect to each Material Contract listed in Section 2.11(a) of Target Disclosure Schedule: (i) such Material Contract is in full force and effect as of the date hereof and, with respect to each party thereto other than Target or any of its Subsidiaries, is binding and enforceable against such party, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law; and (ii) to Target’s knowledge, (A) no party to such Material Contract is in breach or default of such Material Contract, and (B) no event has occurred that with notice or lapse of time would constitute a breach or default thereunder by Target or any Subsidiary that is a party to such Material Contract, or would permit the modification or premature termination of such Material Contract by any other party thereto.

                                   (c)        " Material Contract" means any oral or written legally binding, executory contract, agreement or commitment, or directly related executory contracts, agreements or commitments, to which Target or any of its Subsidiaries is a party or otherwise bound (i) under which expected receipts or expenditures exceed $100,000 in the current or any future calendar year; (ii) pursuant to which Target has obtained or granted any right, title or interest in, under or to any Material Target IP Rights or in, under or to the IP Rights of any other person (other than any such IP Rights as, individually or in the aggregate, are not material to the conduct of the Current Target Business and other than nonexclusive licenses that are available to the public generally), or which relates directly and materially to the development, distribution, supply, co-promotion, marketing or manufacturing of any Target Product; (iii) evidencing indebtedness for borrowed or loaned money of $100,000 or more, including guarantees of such indebtedness by Target; (iv) creating or relating to any partnership or joint venture or any sharing of profits or losses by Target or its Subsidiaries with any third party; (v) with any Governmental Entity (other than a public university or college); or (vi)  that if terminated, would reasonably be expected to have a Target Material Adverse Effect.

                      2.12        Suppliers. No material current supplier of Target or its Subsidiaries has canceled or otherwise terminated, or to the knowledge of Target, threatened to cancel or otherwise terminate, its relationship with Target or its Subsidiaries or has at any time on or after Target Balance Sheet Date, decreased materially its services or supplies to Target or its Subsidiaries in the case of any such supplier. To Target’s knowledge, no such material supplier has indicated in a writing delivered to Target or otherwise that such supplier intends to cancel or otherwise terminate its relationship with Target or its Subsidiaries or to decrease materially its delivery of services or supplies to Target or its Subsidiaries.

                      2.13        Title to Property. Target and its Subsidiaries have (a) good and valid title to all of their tangible owned properties, real and personal, including those reflected in the Target Balance Sheet or acquired after the Target Balance Sheet Date (except properties sold or otherwise disposed of since the Target Balance Sheet Date), and (b) with respect to tangible leased properties, valid leasehold interests therein, free and clear of all mortgages, liens, pledges, charges or other encumbrances of any kind or character, except for the following (collectively, "Permitted Encumbrances"): (i) liens for current taxes not yet due and payable or that are being contested in good faith by appropriate proceedings; (ii) encumbrances that do not materially impair the ownership or use of the assets to which they relate; (iii) liens securing debt that is reflected on the Target Balance Sheet; (iv) statutory or common law liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (v) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Applicable Laws; and (vi) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies, and other like liens.

                      2.14       Real Estate.

                                   (a)        All leases for real property (each a "Lease" and collectively, "Leases") to which Target or any of its Subsidiaries is a party are in full force and effect and are binding and enforceable against Target and, to Target’s knowledge, against the lessors, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law. True and correct copies of all such Leases, as amended or modified through the date hereof, have been delivered to Acquiror or its advisors (or have been made available in a data room for review by Acquiror or its advisors). Neither Target nor its Subsidiaries own any real property.

                                   (b)        Target and its Subsidiaries are not in material default under the terms of the Leases; and, to the knowledge of Target, no lessor is in material default under any of the terms of the Leases.

                      2.15        Environmental Matters.

                                   (a)        The following terms shall be defined as follows:

                                               (i)        " Environmental Laws" shall mean any applicable, federal, state or local governmental laws (including common laws), statutes, ordinances, codes, regulations, rules, permits, licenses, certificates, approvals, judgments, decrees, orders, directives, or requirements that regulate the protection of the environment, protection of public health and safety, or protection of worker health and safety, or that regulate the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission, disposal, re-use, or recycling of Hazardous Materials , including the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended ("CERCLA"), and the federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended ("RCRA").

                                               (ii)       " Hazardous Materials" shall mean any material, chemical, compound, substance, mixture or by-product that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a "hazardous constituent," "hazardous substance," "hazardous material," "acutely hazardous material," "extremely hazardous material," "hazardous waste," "hazardous waste constituent," "acutely hazardous waste," "extremely hazardous waste," "infectious waste," "medical waste," "biomedical waste," "pollutant," "toxic pollutant," or "contaminant. The term "Hazardous Materials" shall include any "hazardous substances" as defined, listed, designated or regulated under CERCLA, any "hazardous wastes" or "solid wastes" as defined, listed, designated or regulated under RCRA, any asbestos or asbestos containing materials any polychlorinated biphenyls, and any petroleum or hydrocarbonic substance, fraction, distillate or by-product.

                                   (b)        Target and its Subsidiaries are in compliance with all Environmental Laws relating to the properties or facilities used, leased or occupied by Target or its Subsidiaries (collectively, "Target Facilities"). Target has not and, to Target’s knowledge, no third party has, discharged, emitted, released, leaked or spilled Hazardous Materials at any of Target Facilities that are reasonably likely to give rise to liability of Target under Environmental Laws. As of the date hereof, no civil, criminal or administrative action, proceeding or, to Target’s knowledge, investigation is pending against Target or its Subsidiaries, or, to Target’s knowledge, threatened against Target or its Subsidiaries, with respect to Hazardous Materials or Environmental Laws.

                      2.16       Taxes.

                                   (a)        As used in this Agreement, the terms "Tax" and "Taxes" mean all federal, state and local taxes of any country, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, stamp transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any legally binding agreements or arrangements with any other person with respect to such amounts and including any liability for the aforementioned taxes of a predecessor entity

                                   (b)        Each of the returns, information statements or reports required to be filed with a Governmental Authority with respect to Taxes ("Tax Returns") by or on behalf of or with respect to Target or its Subsidiaries: (i) has been timely filed on or before the applicable due date (including any extensions of such due date), (ii) is true, correct and complete in all material respects, and (iii) has been prepared in all material respects in compliance with Applicable Laws. All Taxes shown on the filed Tax Returns have been timely paid, except to the extent such amounts are being contested in good faith by Target or are properly reserved for on the Unaudited Balance Sheet by specific provision therefore (with respect to all Taxes for or with respect to all periods ending on or before September 30, 2006) or on the books or records of Target by specific provision therefore with respect to all Taxes for or with respect to all periods thereafter. All Taxes due and payable by Target or its Subsidiaries (whether or not shown to be due on filed Tax Returns) have been timely paid to the proper Governmental Authority. All Taxes that Target or its Subsidiaries have been required to collect or withhold have been duly collected or withheld and, to the extent required by Applicable Laws when due, have been duly and timely paid to the proper Governmental Authority.

                                   (c)        There has not been any audit of any Tax Return by any Governmental Authority. No audit, examination or other administrative or court proceedings involving Taxes is in progress, and Target has not been notified in writing by any Governmental Authority that any such audit, examination or other administrative or court proceeding involving Taxes is contemplated or pending. No extension of time with respect to any date on which a Tax Return was required to be filed by Target or its Subsidiaries is in force, and no waiver or agreement by or with respect to Target or its Subsidiaries is in force for the extension of time for the payment, collection or assessment of any Taxes. No claim has been made by any Governmental Authority in a jurisdiction where neither Target nor its Subsidiaries files Tax Returns that Target or its Subsidiaries is subject to taxation by that jurisdiction. No deficiencies for any Tax have been proposed, asserted or assessed against or with respect to Target or any Subsidiary which have not been settled and paid. There are no Liens for Taxes on any asset of Target or its Subsidiaries other than Liens for Taxes not yet due and payable.

                                   (d)        Target has not agreed to and is not required to make any adjustment for any period after the date of this Agreement pursuant to Section 481(a) of the Internal Revenue Code of 1986, as amended (the "Code"), by reason of any change in any accounting method. There is no application pending with any Governmental Authority requesting permission for any such change in any accounting method of Target, and the Internal Revenue Service has not issued in writing any pending proposal regarding any such adjustment or change in accounting method. No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any taxing authority with respect to Target or any of its Subsidiaries.

                                   (e)        Target is not and has never been a party to any agreement with any third party relating to allocating or sharing the payment of, or liability for, Taxes or Tax benefits. Target has no liability for the Taxes of any third party (other than its subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise. None of Target or any of its Subsidiaries is or has ever been bound by any Tax indemnity agreement, Tax sharing agreement, or Tax allocation agreement.

                                   (f)        Target is not and has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or of any group that has filed a combined, consolidated or unitary return under state, local or foreign law. . Neither Target nor any of its Subsidiaries has ever been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

                                   (g)        Target has not participated in a "reportable transaction" within the meaning of Treasury Regulation Section 1.6011-4(b) or a "listed transaction" within the meaning of Section 6707A of the Code. Target has disclosed on its United States federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of United States federal income Tax within the meaning of Section 6662 of the Code.

                                   (h)        Neither Target nor any of its Subsidiaries is (or has been for the five-year period ending at Closing) a "United States real property holding corporation" as defined in Section 897(c)(2) of the Code and the applicable Treasury Regulations.

                                   (i)        Target does not have a permanent establishment in any country other than the United States, as defined in any applicable Tax treaty between the United States and such other country.

                                   (j)        As of the date hereof, Target does not have, and as at the Effective Time neither the Target nor any of its Subsidiaries will have, "substantial nonbusiness assets" within the meaning of Section 382(l)(4) of the Code.

                                   (k)        There has been no "ownership change" (within the meaning of Section 382 of the Code) with respect to Target within the two year period that will end on the Closing Date, other than as described in the 382 statements included with Target's Tax Returns filed prior to the date of this Agreement.

                      2.17        Employee Matters.

                                   (a)        Target has made available to Acquiror a list, attached as Schedule 2.17(a) of the Target Disclosure Schedule, containing (a) the names of all current employees (including part-time employees and temporary employees), current independent contractors and current consultants of Target and its Subsidiaries, and (b) their current respective salaries or wages, other compensation, dates of employment, positions and all written agreements between Target and such individuals or entities.

                                   (b)        Section 2.17(b) of the Target Disclosure Schedule sets forth a complete and accurate list of each plan, program, policy, contract, or agreement providing for employment, compensation, retirement, deferred compensation, loans, severance, separation, relocation, repatriation, expatriation, visas, work permits, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, fringe benefits, cafeteria benefits or other benefits, whether written or unwritten, including each "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which is, or has been, sponsored, maintained, contributed to, or required to be contributed to by Target or its Subsidiaries and, with respect to any such plans which are subject to Code Section 401(a), any trade or business (whether or not incorporated) that is or at any relevant time was treated as a single employer with Target within the meaning of Section 414(b), (c), (m) or (o) of the Code (an "ERISA Affiliate"), for the benefit of any person who performs or who has performed services for Target or its Subsidiaries and with respect to which Target, its Subsidiaries or any ERISA Affiliate has, or is reasonably likely to have, any liability or obligation (collectively, the "Target Employee Plans").

                                   (c)        Target has delivered to Acquiror or its advisors (or made available in a data room for review by Acquiror or its advisors) true and complete copies of each of the Target Employee Plans and related plan documents, including trust documents, group annuity contracts, plan amendments, insurance policies or contracts, participant agreements, employee booklets, administrative service agreements, summary plan descriptions, compliance and nondiscrimination tests for the last three plan years, standard COBRA forms and related notices, registration statements and prospectuses and, to the extent still in its possession, any material employee communications relating thereto. With respect to each Target Employee Plan that is subject to ERISA reporting requirements, Target has made available in a data room for review by Acquiror or its advisors copies of the Form 5500 reports filed for the last five plan years. Target has made available in a data room for review by Acquiror or its advisors the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Target Employee Plan, and to Target’s knowledge, nothing has occurred since the issuance of each such letter that would reasonably be expected to cause the loss of the tax-qualified status of any Target Employee Plan subject to Code Section 401(a).

                                   (d)        Each Target Employee Plan is being administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code). Target and each ERISA Affiliate are not in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Target Employee Plans. Any Target Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all currently effective amendments to the Code, or has time remaining to apply under applicable Treasury Regulations or Internal Revenue Service pronouncements for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter. None of the Target Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person. Target has not engaged in, or participated in, any transaction which would be considered a non-exempt "prohibited transaction," as such term is defined in Section 406 of ERISA or Section 4975 of the Code, and to Target’s knowledge, no other third-party fiduciary and/or party-in-interest has engaged in any such "prohibited transaction" with respect to any Target Employee Plan. Neither Target nor any ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any Target Employee Plan. All contributions required to be made by Target or any ERISA Affiliate to any Target Employee Plan have been paid or accrued. With respect to each Target Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred, nor has any event described in Section 4062, 4063 or 4041 or ERISA occurred. Each Target Employee Plan subject to ERISA has prepared in good faith and timely filed all requisite governmental reports, which were true and correct in all material respects as of the date filed, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Target Employee Plan. No suit, administrative proceeding or action is pending, or to the knowledge of Target is overtly threatened in a written communication with Target, against or with respect to any such Target Employment Plan. There has been no amendment to, or written interpretation or announcement by Target or any ERISA Affiliate regarding, any Target Employee Plan that would increase the expense of maintaining such Target Employee Plan above the level of expense incurred with respect to that Plan for the fiscal year ended December 31, 2005.

                                   (e)        Neither Target nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including any contingent liability) under, any "multiemployer plan" (as defined in Section 3(37) of ERISA) or any "pension plan" (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code. Neither Target nor any ERISA Affiliate has any actual or potential withdrawal liability (including any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.

                                   (f)        Neither Target nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that is governed by ERISA and that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies), other than a health care reimbursement plan.

                                   (g)        With respect to each Target Employee Plan, Target is in compliance with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the regulations thereunder or any state law governing health care coverage extension or continuation; (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder; and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"). Target has no unsatisfied obligations to any employees, former employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage extension or continuation.

                                   (h)        Except as expressly provided in this Agreement, the consummation of the Merger will not (i) entitle any current or former employee or other service provider of Target or any ERISA Affiliate to severance benefits or any other payment (including unemployment compensation, golden parachute, bonus or benefits under any Target Employee Plan), except as expressly provided in this Agreement; or (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider. No benefit payable or that may become payable by Target pursuant to any Target Employee Plan or as a result of or arising under this Agreement shall constitute an "excess parachute payment" (as defined in Section 280G) subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code. Each Target Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Acquiror or Target other than ordinary administration expenses typically incurred in a termination event.

                                   (i)        Neither Target nor its Subsidiaries are a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Target or its Subsidiaries that, individually or in the aggregate, would reasonably be expected to give rise to the payment of any amount that would be subject to the deductibility limits of Section 404 of the Code.

                      2.18        Insurance. There is no claim pending under any of Target’s insurance policies or fidelity bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. Target and its Subsidiaries are in compliance in all respects with the terms of such policies and bonds. Target has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies or bonds.

                      2.19        Compliance With Laws. Target and its Subsidiaries are in compliance in all material respects with, and have not received any written or oral notices of any material pending violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of the Current Target Business, except for violations that have been cured or are no longer being asserted.

                      2.20        Brokers’ and Finders’ Fee. Except for Credit Suisse Securities (USA) LLC ("Credit Suisse"), no broker, finder or investment banker is entitled to brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges from Target or its Subsidiaries in connection with the Merger, this Agreement or any transaction contemplated hereby.

                      2.21        Regulatory Compliance.

                                   (a)        All biological and drug products being manufactured, distributed or developed by Target ("Target Products") that are subject to the jurisdiction of the Food and Drug Administration ("FDA") are being manufactured, labeled, stored, tested, distributed and marketed in compliance in all material respects with all applicable requirements under the Food and Drug and Cosmetic Act ("FDCA"), the Public Health Service Act, their applicable implementing regulations and all comparable state laws and regulations.

                                   (b)        All human clinical trials conducted by or on behalf of Target have been, and are being, conducted in material compliance with the applicable requirements of Good Clinical Practice, Informed Consent and all other applicable requirements relating to protection of human subjects contained in 21 CFR Parts 50, 54, and 56.

                                   (c)        All manufacturing operations conducted by or for the benefit of Target with respect to Target Products being used in human clinical trials have been and are being conducted in accordance, in all respects, with the FDA’s recommended current Good Manufacturing Practices continuum for drug and biological products. In addition, Target is in material compliance with all applicable registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 CFR Part 207 and all similar Applicable Laws.

                                   (d)        Target has not received any notice that the FDA or any other Governmental Entity has initiated, or threatened to initiate, any action to suspend any clinical trial, suspend or terminate any Investigational New Drug Application sponsored by Target or otherwise restrict the preclinical research on or clinical study of any Target Product or any biological or drug product being developed by Target, or to recall, suspend or otherwise restrict the manufacture of any Target Product, and Target has no knowledge of any facts that have led it to believe that any Governmental Entity is considering such action or is likely to take such action.

                                   (e)        Neither Target nor, to the knowledge of Target, any of its officers, key employees, agents or clinical investigators acting for Target, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Neither Target nor, to the knowledge of Target, any officer, key employee or agent of Target has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a or any similar state law or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar state law or regulation.

                                   (f)        All animal studies or other preclinical tests performed in connection with or as the basis for any regulatory approval required for Target Products either (x) have been conducted in accordance, in all material respects, with applicable Good Laboratory Practice requirements contained in 21 CFR Part 58 or (y) involved experimental research techniques that could not be performed by a registered GLP testing laboratory (with appropriate notice being given to the FDA) and have employed the procedures and controls generally used by qualified experts in animal or preclinical study of products comparable to those being developed by Target and in compliance with all Applicable Laws.

                                   (g)        There are no proceedings pending with respect to a violation by Target of the FDCA, FDA regulations adopted thereunder, the Controlled Substance Act or any other similar legislation or regulation promulgated by any other Governmental Entity, and Target has no knowledge of any facts that have led it to believe that any such proceeding is likely to be brought.

                      2.22        Clinical Material. Target has access on commercially reasonable terms to sufficient quantities of all clinical trial materials, and/or all materials that Target believes are necessary to manufacture clinical trial materials, in quantities sufficient to perform Phase 3 clinical trials of ceftaroline and to carry out all associated chemistry, manufacturing, and controls activities, including but not limited to process characterization, process validation, specification development, and stability testing, as applicable to the stage of development of the product..

            3.         Representations and Warranties of Acquiror and Merger Sub. Acquiror and Merger Sub represent and warrant to Target that:

                      3.1         Organization, Standing and Power. Each of Acquiror and Merger Sub is a corporation duly organized, validly existing and in good standing, if applicable, under the laws of the state in which it was incorporated. There is no pending or, to the knowledge of Acquiror or Merger Sub, threatened, action for the dissolution, liquidation or insolvency of either Acquiror or Merger Sub. Each of Acquiror and Merger Sub is duly qualified to do business, and is in good standing (if such concept is applicable in the relevant jurisdiction), in each jurisdiction where the operation of its business and ownership of its properties requires such qualification, except where the failure to so qualify would not have a Acquiror Material Adverse Effect.

                      3.2         Authority. Acquiror and Merger Sub have all requisite corporate power and authority to enter into and deliver this Agreement and to consummate the Merger. The execution and delivery by Acquiror and Merger Sub of this Agreement and the consummation by Acquiror and Merger Sub of the Merger have been duly authorized by all necessary corporate action on the part of Acquiror and Merger Sub, and no other authorization or consent of Acquiror, Merger Sub or their respective stockholders is necessary other than the approval of this Agreement by Acquiror in its capacity as sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by Acquiror and Merger Sub, and, assuming this Agreement constitutes the valid and binding obligation of Target, this Agreement constitutes a valid and binding obligation of each of Acquiror and Merger Sub, enforceable against each of Acquiror and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

                      3.3         Noncontravention. Neither the execution and delivery by Acquiror and Merger Sub of this Agreement, nor the consummation by Acquiror or Merger Sub of any of the transactions contemplated hereby, will:

                                   (a)        conflict with or violate any provision of the certificate of incorporation or bylaws of Acquiror or the certificate of incorporation or bylaws of Merger Sub;

                                   (b)        require on the part of Acquiror or Merger Sub any registration, declaration or filing with, or any permit, order, authorization, consent or approval of, any Governmental Entity, except for (i) compliance with the applicable requirements of HSR and applicable foreign antitrust or trade regulation laws, (ii) the filing by Acquiror of such reports and information with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) any registration, declaration, filing, permit, order, authorization, consent or approval which if not made or obtained would not reasonably be expected to have a material adverse effect on Acquiror’s or Merger Sub’s ability to consummate the Merger or any of the other transactions contemplated hereby (an "Acquiror Material Adverse Effect");

                                   (c)        conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate or modify, or require any notice, consent or waiver under, any contract or agreement to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub is bound, except for (i) any conflict, breach, default, acceleration or right to terminate or modify that would not reasonably be expected to result in an Acquiror Material Adverse Effect or (ii) any notice, consent or waiver, the failure of which to make or obtain would not reasonably be expected to result in an Acquiror Material Adverse Effect;

                                   (d)        violate any order, writ, injunction or decree applicable to Acquiror or Merger Sub or any of their respective properties or assets, except for any violation that would not reasonably be expected to have an Acquiror Material Adverse Effect;

                                   (e)        violate any statute, rule or regulation applicable to Acquiror or Merger Sub or any of their respective properties or assets, except for any violation that would not reasonably be expected to result in an Acquiror Material Adverse Effect; or

                                   (f)        render Acquiror insolvent or unable to pay its debts as they become due.

                      3.4         Litigation.

                                   (a)        There is no private or governmental action, suit, proceeding, claim, arbitration or, to the knowledge of Acquiror, investigation, pending before any Governmental Entity or, to the knowledge of Acquiror, overtly threatened in a communication with Acquiror, against Acquiror or its Subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that would reasonably be expected to result in an Acquiror Material Adverse Effect.

                                   (b)        There is no judgment, decree or order against Acquiror or Merger Sub or, to the knowledge of Acquiror and Merger Sub, against any of their respective directors or officers (in their capacities as such) that specifically names Acquiror or its Subsidiaries or such directors or officers and that would reasonably be expected to result in an Acquiror Material Adverse Effect.

                      3.5         Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

                      3.6         Adequacy of Funds. Acquiror currently has, and will at Closing continue to have, adequate financial resources to satisfy its monetary and other obligations under this Agreement, including its obligations to pay the Merger Consideration as contemplated by Section 1.6 and to make the payments required by Section 1.11.

            4.         Conduct Prior to the Effective Time.

                      4.1         Conduct of Business of Target. During the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), except (i) to the extent necessary to comply with Target’s obligations under this Agreement, (ii) as reasonably necessary to ensure that Target complies with Applicable Laws and pre-existing contractual obligations or (iii) as consented to in writing by Acquiror (which consent shall not be unreasonably withheld or delayed), (A) Target shall use its commercially reasonable best efforts to (1) carry on its business in the ordinary course consistent with past practices, (2) preserve intact its present business organization and (3) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others to whom Target has contractual obligations, and (B) Target shall not and shall cause its Subsidiaries to not:

                                   (a)         Charter Documents. Amend its certificate of incorporation or bylaws;

                                   (b)         Dividends; Certain Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock, or issue any shares of Target Capital Stock or securities convertible or exercisable or exchangeable for Target Capital Stock (it being understood, however, that notwithstanding the foregoing: (i) Target may grant Target Options in the ordinary course of business; (ii) Target may issue shares of Target Stock upon the exercise of Target Options; (iii) if, after February 1, 2007, Target requests a loan from Acquiror for a reasonable sum in connection with, and in furtherance of, the operation of its business but Target and Acquiror, acting reasonably and in good faith, are not able to agree on the terms such loan promptly, Target may issue shares of capital stock as long as such issuance is in compliance with all Applicable Laws and would not: (A) increase the aggregate amount of the Purchase Price; (B) be reasonably likely to cause a delay in the closing of the Merger; or (C) cause the executed Written Consents obtained under Section 5.2 to no longer exceed the Required Stockholder Vote unless Target obtains from holders of such additional securities Written Consents in sufficient numbers so that the total number of such executed Written Consents exceeds the Required Stockholder Vote; and (iv) if Target does request such loan from Acquiror, Acquiror shall negotiate in good faith with Target in an attempt to provide such loan promptly on commercially reasonable terms);

                                   (c)         Intellectual Property Rights. Enter into or amend any agreements (i) pursuant to which Target transfers or licenses to any person any Material Target IP Rights or any other IP Rights (other than any of the same as are not material, individually or in the aggregate, to the Current Target Business or as are needed to be transferred or licensed in the ordinary course of Target in conducting, and in furtherance of, the Current Target Business), or otherwise grants to any person exclusive rights in any Material Target IP Rights, or (ii) that would be a Material Contract, other than in the ordinary course of business consistent with past practices and with the clinical programs or business plans Target has disclosed to or discussed with Acquiror prior to the date of this Agreement;

                                   (d)         Dispositions. Sell, lease or license to any person, or permit the imposition of any encumbrance (other than Permitted Encumbrances) on, any of its properties or assets that are material, individually or in the aggregate, to the Current Target Business;

                                   (e)         Indebtedness. Incur any indebtedness for borrowed money, or guarantee any such indebtedness, or issue or sell any debt securities or guarantee any debt securities of others;

                                   (f)         Capital Expenditures. Make any capital expenditures, capital additions or capital improvements, in each case in excess of $250,000 in the aggregate, other than expenditures in the ordinary course of business;

                                   (g)         Insurance. Materially reduce the amount of any material insurance coverage provided by existing insurance policies other than upon the expiration of any such policy;

                                   (h)         Waiver. Waive any material right under any Material Contract;

                                   (i)         Employee Benefit Plans; New Hires; Pay Increases. Amend any Target Employee Plan or adopt any Target Employee Plan, except as contemplated by Section 1.11, or, except for new hires for those positions listed on the attached Schedule 4.1(i), hire any new employee with a base salary exceeding $80,000, pay any special bonus, special remuneration or special non cash benefit (except payments and benefits made pursuant to existing written agreements that are disclosed on Target Disclosure Schedule), or materially increase the benefits, salaries or wage rates of Target’s employees;

                                   (j)         Severance Arrangements. Grant or pay any severance or termination pay or benefits to any director, officer or employee of Target, except for payments and benefits made pursuant to existing agreements that are disclosed on Target Disclosure Schedule;

                                   (k)         Lawsuits. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where Target in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of Target’s business, provided that it consults with Acquiror prior to the filing of such a suit or (iii) for a breach of this Agreement;

                                   (l)         Acquisitions. Acquire or agree to acquire by merging with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets that are material individually or in the aggregate, to its business, taken as a whole;

                                   (m)         Taxes. Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes; or

                                   (n)         Other. Agree to take any of the actions described in Sections 4.1(a) through 4.1(m).

            5.         Additional Agreements.

                      5.1         Access to Information. During the Pre-Closing Period, Target shall afford Acquiror and its personnel, accountants, counsel and other representatives access during normal business hours to (i) all of Target’s books, contracts and records and (ii) all other existing information in Target’s possession concerning the business, properties and personnel of Target and shall permit them to conduct such examination of the condition of the assets of Target and the Target Business as Acquiror deems necessary or advisable to familiarize itself with the assets, properties, books, records and other matters relating directly to Target and to verify the representations and warranties of the Target hereunder, including, without limitation, discussions with Target's officers, employees, accountants, and other agents; provided, however, that in exercising access rights under this Section 5.1, Acquiror shall not be permitted to interfere unreasonably with the conduct of the business of Target.

                      5.2         Stockholder Consent.

                                   (a)        The Majority Holders have indicated that they intend, as promptly as practicable following the execution of this Agreement and in any event on the date of this Agreement, to deliver, in accordance with Applicable Laws, executed Written Consents setting forth the irrevocable adoption of this Agreement, which Written Consents, if received, shall constitute or exceed the Required Stockholder Vote. Target shall notify Acquiror promptly after receipt of the Required Stockholder Vote, whether through the receipt of executed Written Consents from the Majority Holders or otherwise.

                                   (b)         Notices.

                                               (i)        Promptly, but in no event later than five Business Days after the date that the Required Stockholder Vote is received by Target (the "‘Approval Date"), Target shall deliver notice to the holders of Target Capital Stock of the adoption of this Agreement by the Required Stockholder Vote, pursuant to and in accordance with Section 228(e) of the Delaware Law and the Target Certificate of Incorporation and bylaws (the "Stockholder Notice").

                                               (ii)       Promptly, but in no event later than five (5) Business Days after the Approval Date, Target shall mail to each holder of Target Capital Stock a copy of the notice required pursuant to Section 262 informing them that appraisal rights are available for their shares pursuant to Section 262 along with such other information as required by Section 262 and Applicable Laws (the "Section 262 Notice"). The Section 262 Notice shall contain all information required by Applicable Laws.

                                   (c)        Target shall provide to Acquiror copies of the Stockholder Notice and the Section 262 Notice, including any amendments or supplements thereto, prior to delivering such notices (and Target shall incorporate reasonable comments of Acquiror with respect to such notices to the extent such comments are provided promptly after Acquiror receives such notices).

                                   (d)        As promptly as practicable after the execution of this Agreement, Target shall submit to the stockholders of Target for approval by such number of stockholders of Target as is required by the terms of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, a written consent in favor of a single proposal to render the parachute payment provisions of Section 280G of the Code and the Treasury Regulations thereunder (collectively, "Section 280G") inapplicable to any and all payments and/or benefits provided to any employee of Target pursuant to any employment contract or other contract between Target and such employee that might result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G or that would be subject to an excise tax under Section 4999 of the Code (together, the "Section 280G Payments"). Any such stockholder approval shall be obtained in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations.

                      5.3         Public Disclosure. Except as may be required by law or by obligations pursuant to any listing agreement with any applicable national securities exchange, during the Pre-Closing Period, (a) Acquiror and Target shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby and (b) without limiting Acquiror’s obligations under that certain confidentiality agreement, dated October 27, 2006, between Target and Acquiror (the "Confidentiality Agreement"), neither Acquiror nor Target shall issue any such press release or make any such public statement or disclosure without the prior approval of Target or Acquiror, as the case may be (which approval shall not be unreasonably withheld or delayed).

                      5.4         Regulatory Approval; Further Assurances.

                                   (a)        Acquiror and Target shall use commercially reasonable best efforts to effectuate the Merger and make effective the other transactions contemplated by this Agreement as soon as practicable following the date of this Agreement. Without limiting the generality of the foregoing, each party to this Agreement shall: (i) make any filings and give any notices required to be made or given by such party in connection with the Merger and the other transactions contemplated by this Agreement; (ii) use best efforts to obtain any consent required to be obtained (pursuant to any applicable legal requirement, contract or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement; and (iii) use best efforts to lift any restraint, injunction or other legal bar to the Merger. Each of Acquiror and Target shall promptly deliver to the other a copy of each such filing made, each such notice given and each such consent obtained during the Pre-Closing Period.

                                   (b)        Within seven (7) days of the date of this Agreement, Acquiror and Target shall cause to be prepared and filed the notifications required under HSR in connection with the Merger, and shall request early termination of the waiting period under HSR with respect to such filing. Acquiror and Target shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general or other Governmental Entity in connection with antitrust or related matters. Each of Target (to the extent it has knowledge of such facts) and Acquiror shall (A) give the other party prompt notice of the commencement of any legal proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement; (B) keep the other party informed as to the status of any such legal proceeding; and (C) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the Merger. Target and Acquiror will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted by either of them in connection with any legal proceeding under or relating to HSR or any other foreign, federal or state antitrust, anticompetition or fair trade law. In addition, except as may be prohibited by any Governmental Entity or by any Applicable Laws, in connection with any legal proceeding under or relating to HSR or any other foreign, federal or state antitrust, anticompetition or fair trade law or any other similar legal proceeding relating to the Merger to which either Target or Acquiror is a party, each of Target and Acquiror will permit authorized representatives of the other party to be present at each meeting or conference with representatives of any Governmental Entity relating to any such legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with any such legal proceeding.

                      5.5         Escrow Agreement. At or before the Effective Time, Acquiror, Merger Sub and the Stockholders’ Agent shall, and shall use commercially reasonable efforts to cause Escrow Agent to, execute an Escrow Agreement in substantially the form of Exhibit D.

                      5.6         Employees.

                                   (a)        Acquiror shall enroll all Target Employees that remain employed by the Surviving Corporation ("Continuing Employees") in the Acquiror plans, programs, policies, practices, contracts, agreements or other arrangements providing for employment, compensation, retirement, deferred compensation, loans, severance, separation, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, fringe benefits, cafeteria benefits or other benefits, whether written or unwritten, including each "employee benefit plan" within the meaning of Section 3(3) of ERISA (the "Acquiror Employee Plans"), to the extent applicable, which are provided to similarly situated employees of Acquiror based on levels of responsibility and shall (i) use commercially reasonable efforts to cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Acquiror or its affiliates to be waived with respect to Continuing Employees and their eligible dependents, (ii) to the extent permissible under Acquiror’s health and welfare plans, give each Continuing Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made, and (iii) give such Continuing Employees service credit for their employment with Target for eligibility and vesting purposes (but not for benefit accrual) under any such applicable Acquiror Employee Plan, as if such service had been performed with Acquiror. Until the effective date of the enrollment of the Continuing Employees in a particular Acquiror Employee Plan, Acquiror shall continue in effect without amendment or reduction in benefits the existing Target Employee Plan covering the same or similar benefits as would be covered by such Acquiror Employee Plan. Nothing in this Section 5.6 is intended to prevent Acquiror from terminating any of its benefit plans in a manner that does not affect the vested or other pre-existing rights of any Continuing Employee.

                                   (b)        Effective as of the day immediately preceding the Closing Date, Target and any ERISA Affiliate, shall have terminated any and all Target Employee Plans intended to include a Code Section 401(k) arrangement (each a "Target 401(k) Plan" and collectively, the "Target 401(k) Plans") (unless Acquiror shall have provided written notice to Target that such Target 401(k) Plans shall not be terminated). Unless Acquiror provides such written notice to Target, no later than five (5) Business Days prior to the Closing Date, Target shall have provided Acquiror with evidence that such Target 401(k) Plans have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of Target. In the event that termination of a Target 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees then Target shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Acquiror no later than ten (10) calendar days prior to the Closing Date.

                      5.7         FIRPTA Matters. At the Closing, Target shall deliver to Acquiror: (a) a statement conforming to the requirements of Section 1.897 - 2(h)(1)(i) of the United States Treasury Regulations; and (b) the notification to the Internal Revenue Service required under Section 1.897 - 2(h)(2) of the United States Treasury Regulations.

                      5.8         Indemnification of Officers and Directors of Target and its Subsidiaries.

                                   (a)        From and after the Effective Time, Acquiror shall, and shall cause the Surviving Corporation and its Subsidiaries to, fulfill and honor in all respects the obligations of Target and its Subsidiaries pursuant to any indemnification provisions under the certificate of incorporation and bylaws of Target and the equivalent organization documents of its Subsidiaries as each is in effect on the date of this Agreement (the persons entitled to be indemnified pursuant to such provisions, and all other current and former directors and officers of Target and its Subsidiaries, being referred to collectively as the "Indemnified Parties").

                                   (b)        During the period ending on the sixth (6th) anniversary of the Effective Time, Acquiror will, to the maximum extent provided by law (but subject to any limitations that are applicable to Target and its Subsidiaries under Applicable Laws and the provisions of the certificate of incorporation and bylaws of Target and the equivalent organizational documents of its Subsidiaries with respect to indemnification and exculpation from liability as in effect on the date of this Agreement) indemnify and hold harmless the Indemnified Parties against and from any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to (i) any action or omission or alleged action or omission in such Indemnified Party’s capacity as a director, officer or employee of Target or any of its Subsidiaries or (ii) any of the transactions contemplated by this Agreement (the "Indemnified Matters"); provided, however, that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Party delivers to Acquiror a written notice asserting a claim for indemnification under this Section 5.8(b), then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved. In the event of any such claim, action, suit, proceeding or investigation, (i) Acquiror will have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, Acquiror will be deemed to have waived any right to object to the Indemnified Parties’ entitlement to indemnification hereunder with respect thereto), (ii) any counsel retained by the Indemnified Parties with respect to the defense thereof for any period after the Effective Time must be reasonably satisfactory to Acquiror, and (iii) after the Effective Time, Acquiror will pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received (provided that in the event of a final non-appealable judicial determination that any Indemnified Party is not entitled to indemnification hereunder, any amounts advanced on his or her behalf shall be remitted to the Surviving Corporation); provided, however, that neither Acquiror nor the Surviving Corporation, nor any Indemnified Party, will be liable for any settlement effected without its, his or her express written consent. The Indemnified Parties as a group may retain only one law firm (in addition to local counsel) to represent them with respect to any single action unless counsel for any Indemnified Party determines in good faith that, under applicable standards of professional conduct, a conflict exists or is reasonably likely to arise on any material issue between the positions of any two or more Indemnified Parties. Notwithstanding anything to the contrary contained in this Section 5.8(b) or elsewhere in this Agreement, Acquiror shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation for which indemnification may be sought under this Section 5.8 unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Parties from all liability arising out of such claim, action, suit, proceeding or investigation.

                                   (c)        Acquiror and the Surviving Corporation jointly and severally agree to pay all expenses, including attorneys’ fees, that may be incurred by the Indemnified Parties in enforcing the indemnity and other obligations provided for in this Section 5.8.

                                   (d)        Through the sixth (6th) anniversary of the Effective Time, Acquiror shall cause to be maintained in effect, for the benefit of the Indemnified Parties, directors’ and officers’ liability insurance coverage for all Indemnified Matters which is substantially equivalent to that provided under Target’s directors’ and officers’ liability insurance policy in effect as of the date of this Agreement; provided, however, that in no event shall Acquiror be required pursuant to this Section 5.8(d) to expend in any one year an amount in excess of 125% of the annual premium currently payable by Target with respect to such current policy, it being understood that if the annual premiums payable for such insurance coverage exceed such amount, Acquiror shall be obligated to obtain a policy with the greatest coverage available for a cost equal to such amount. . In lieu of such annual coverage, Acquiror may or may cause Target to purchase at the Effective Time a 6 year tail insurance policy complying with the coverage requirements set forth in the preceding sentence.

                                   (e)        This Section 5.8 shall survive the consummation of the Merger and the Effective Time, is intended to benefit and may be enforced by the Indemnified Parties, and shall be binding on all successors and assigns of Acquiror and the Surviving Corporation.

                      5.9         No Solicitation by Target; Board Recommendation; Fiduciary Exceptions.

                                   (a)        Subject to Section 5.9(b), prior to the receipt of the Required Stockholder Vote, Target shall not, nor shall it authorize or permit any of its Subsidiaries or any of its or their respective directors or officers, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives (each, a "Representative") (and Target shall use its reasonable efforts to cause its employees not), directly or indirectly, to (i) solicit, initiate or knowingly encourage, or take any other action designed to facilitate, any Takeover Proposal (as defined below) or (ii) enter into any discussions or negotiations with any third party regarding, or furnish to any person any information in connection with, any Takeover Proposal. Target shall, and shall cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Takeover Proposal (it being understood that if any executive officer or director of Target shall become aware that any of Target’s Representatives is violating this Section 5.9, Target shall instruct such person, and otherwise use reasonable efforts to cause such person, to cease such violation).

            The term "Takeover Proposal" means any proposal or offer from any person with respect to any transaction involving the acquisition or purchase (including in the case of Target IP Rights any material license or similar agreement other than one that is in the ordinary course (and in furtherance) of Target’s business) in one transaction or a series of related transactions, of assets (including Target IP Rights) or businesses that constitute 15% or more (on either a book value or fair market basis) of the revenues, net income or the assets of Target and its Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of Target, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of Target, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving Target or any of its Subsidiaries pursuant to which any person or the stockholders of any person would own 15% or more of any class of equity securities of Target or of any resulting parent of Target or 15% or more (on either a book value or fair market basis) of the revenues, net income or the assets of Target and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement.

                                   (b)        Notwithstanding the provisions of clause (a) of this Section 5.9 or anything else in this Agreement, prior to receipt of the Required Stockholder Vote and in response to any bona fide written Takeover Proposal that the Board of Directors of Target determines in good faith (after consultation with a financial advisor of nationally recognized reputation) constitutes or would reasonably be expected to lead to a Superior Proposal, and which Takeover Proposal did not result from a breach of this Section 5.9 by Target, Target may, if its Board of Directors determines in good faith (after consultation with outside counsel) that failure to do so is reasonably likely to be inconsistent with its fiduciary duties to the stockholders of Target under Applicable Laws, (x) furnish information with respect to Target and its Subsidiaries to the person making such Takeover Proposal and such person’s representatives pursuant to a customary confidentiality agreement, provided that all such information has previously been provided to Acquiror or is provided to Acquiror prior to or substantially concurrent with the time it is provided to such person and (y) participate in discussions or negotiations with the person making such Takeover Proposal (and such person’s representatives) regarding such Takeover Proposal.

                                   (c)        The term "Superior Proposal" means any bona fide written proposal made by a third party that if consummated would result in such person (or its stockholders) owning, directly or indirectly, (A) all or substantially all of the shares of capital stock of Target then outstanding, or (B) all or substantially all of the assets of Target and its Subsidiaries, taken as a whole, in each case which the Board of Directors of Target determines in good faith (after consultation with a financial advisor of nationally recognized reputation) to be (x) more favorable to the stockholders of Target from a financial point of view than the transactions contemplated by this Agreement and (y) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

                                   (d)        Except as permitted by this Section 5.9(d), prior to the receipt of the Required Stockholder Vote, neither the Board of Directors of Target nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to Acquiror), or publicly propose to withdraw (or modify in a manner adverse to Acquiror), the approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Takeover Proposal or (ii) allow, cause or authorize Target or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement providing for or contemplating the consummation of any Takeover Proposal (other than a confidentiality agreement as provided in Section 5.9(b)). Notwithstanding the foregoing or any other provision of this Agreement, prior to receipt of the Required Stockholder Vote, the Board of Directors of Target may take the actions set forth in clause (i)(A) above if such Board determines in good faith (after consultation with outside counsel) that the failure to do so would constitute a breach by the Board of Directors of Target of its fiduciary duties to the stockholders of Target under Applicable Laws.

                                   (e)        Target shall, promptly (and in no event later than 48 hours) after receipt of any Takeover Proposal or indication of interest that would reasonably be expected to lead to a Takeover Proposal, indication of interest or any request for nonpublic information relating thereto (which Takeover Proposal, indication of interest or request is received after the execution and delivery of this Agreement), advise Acquiror orally and in writing of such Takeover Proposal, indication of interest or request (including the identity of the person making or submitting such Takeover Proposal, indication of interest or request, and the material terms thereof). Target shall keep Acquiror reasonably informed with respect to the status of any such Takeover Proposal, indication of interest or request received and any modification or proposed modification thereto.

                      5.10        Notification of Certain Matters.

                                   (a)        Target shall use commercially reasonable efforts to give prompt notice to Acquiror of the occurrence, or failure to occur, of any event before the Closing which occurrence or failure causes (i) any representation or warranty of Target contained in this Agreement or any exhibit or schedule hereto to be untrue or inaccurate in any material respect or (ii) Target to be unable to comply with or satisfy by the Closing any material covenant, obligation, condition or agreement to be complied with or satisfied by it under this Agreement any exhibit or schedule hereto; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant, obligation, or agreement or to satisfy any condition. Target shall use commercially reasonable efforts to give prompt notice to Acquiror of any event or state of facts before the Closing that has or is reasonably likely to have a Target Material Adverse Effect. Any such notification by the Target shall not be deemed to amend the schedules hereto for purposes of determining whether the conditions set forth in Article 6 hereof have been satisfied and shall not be deemed to cure any breach of any representation or warranty or to limit the rights and remedies of the parties under this Agreement for any breach by the other parties of such representations and warranties.

                                   (b)        Acquiror shall give prompt notice to the Target of the occurrence, or failure to occur, of any event before the Closing which occurrence or failure causes Acquiror to be unable to comply with or satisfy by the Closing any material covenant, condition or agreement to be complied with or satisfied by it under this Agreement or any exhibit or schedule hereto; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition.

                                   (c)        Not earlier than 10 and not less than 2 days before the date scheduled for Closing, Target shall correct and supplement in writing any information furnished on Schedules provided by Target that are incorrect or incomplete, and shall promptly furnish such corrected and supplemented information to Acquiror, so that all provided information shall be correct and complete at the time such updated information is so provided. Thereafter, prior to the Closing, the Target shall correct and supplement in writing any information furnished on its Schedules that is incorrect or incomplete. It is agreed that no such correction or supplement shall be deemed to create any presumption that such information constitutes or evidences the existence of a material change to, or a breach or violation by Target of, any provision of this Agreement. Any corrected and supplemental information shall not be deemed to amend the Schedules for purposes of determining whether the conditions set forth in Article 6 hereto have been satisfied and shall not be deemed to cure any breach of any representation or warranty or to limit the rights and remedies of Acquiror and Merger Sub under this Agreement for any breach by the Target such representations and warranties.

                      5.11        Payment of Transaction Expenses. Without limiting any obligation of the Surviving Corporation, Acquiror shall ensure that all Transaction Expenses and Severance Obligations not paid prior to the Closing shall be paid at or immediately after the Closing (it being understood that Acquiror and Target hereby acknowledge and agree that: (a) as a result of, and upon consummation of, the Merger (and without any other event occurring or circumstance existing), a "Constructive Termination" shall be deemed to have occurred pursuant to the change in control provisions in the offer letters from Target provided to those Target employees with offer letters as identified in Section 2.5(a) of the Target Disclosure Schedule; and (b) the payments that become due to such employees as a result of the deemed "Constructive Termination" referred to in this sentence shall be deemed to be "Severance Obligations" for purposes of this Agreement, including this Section 5.11), provided that the payment obligation of Acquiror, as to a particular employee, with respect thereto may be conditioned upon receipt by Acquiror of the release contemplated by such employee’s offer letter and an acknowledgement by such employee that such offer letter is no longer in force, except with respect to the obligation in the Dennis Podlesak offer letter with respect to payment of amounts described in subclause (x) below. If the Milestone Event occurs, Acquiror shall pay, or shall cause Surviving Corporation to pay: (x) Dennis Podlesak the amount, net of applicable withholding taxes, owed based on the occurrence of such Milestone Event pursuant to the terms of Mr. Podlesak’s offer letter with Target; and (y) as promptly as practicable thereafter, but in no event later than forty-five days thereafter, Credit Suisse the amount, if any, due to Credit Suisse as set forth in the CFO Certificate.

                      5.12        Diligence and Reporting Regarding Ceftaroline Products. At all times prior to the occurrence of the Milestone Event, Acquiror shall comply with, and shall ensure that the Surviving Corporation shall comply with, all obligations under the Takeda Agreement regarding the development, seeking regulatory approval of and commercialization of products containing Ceftaroline. Further, after first approval of an NDA in the United States covering a product containing Ceftaroline, Acquiror shall, and shall insure that Surviving Corporation and any applicable other affiliates of Acquiror shall, promote all such products in the United States and take orders, make sales and fill orders for products containing Ceftaroline in the United States on a commercially reasonable basis consistent with Acquiror’s (or its affiliates’, as applicable) policies and practices with respect to its other products of similar market opportunity in the United States. Acquiror shall provide Stockholders’ Agent (after regulatory approval of any product containing Ceftaroline in the United States) with a written report every year that lists in reasonable detail all the promotion, marketing and sales efforts undertaken and/or conducted by or on behalf of Acquiror or Surviving Corporation (or their respective successors in interest) during the prior twelve months in the United States, the results of such sales efforts including a complete and accurate report of the actual Product Net Sales resulting in the United States in such twelve months period. The Former Holders are intended third party beneficiaries of the provisions of this Section 5.13, and the Stockholders’ Agent may enforce the Former Holders’ interests under this Section in case of breach hereof by Acquiror (and such enforcement by Stockholder’s Agent shall be the sole remedy for enforcing such Former Holders’ interests).

                      5.13        Audit Rights. Upon the written request of the Stockholders’ Agent and not more than once in each calendar year, Acquiror shall permit the Stockholders’ Agent and/or an independent certified public accounting firm of nationally recognized standing selected by the Stockholders’ Agent, at the expense of the Stockholders’ Agent (except as otherwise provided below), to have access during normal business hours to all of the records of Acquiror and the Surviving Corporation (and any affiliate or successor of interest of either as is applicable), for inspection, copying and analysis, as may be reasonably necessary to verify (a) the accuracy of the reports of Product Net Sales provided as required in Section 5.13 for any year or years ending not more than five years prior to the date of such request, and (b) the performance by Acquiror of its other obligations in Section 5.13. Such access and inspection shall be pursuant to reasonable and customary confidentiality agreements entered into between the inspecting party and the inspected party. If such accounting firm identifies a discrepancy in the amount of Product Net Sales made during the period audited, and such discrepancy indicates that the Milestone Event occurred at a time earlier than such reports would indicate, then (if not paid previously) the amounts of the Additional Merger Consideration owed to Former Holders under the terms of this Agreement based on such Milestone Event occurring shall be paid by Acquiror promptly after such payment obligation is identified, and if such discrepancy shows the Additional Merger Consideration should have been paid 90 or more days earlier than it was actually paid, then in addition all fees of such accounting firm in conducting such inspection shall be paid by Acquiror.

                      5.14        Right to Pursue [***] Opportunity if Acquiror Declines. Acquiror agrees that if Acquiror does not consent to Target entering into, prior to the Closing, the License Agreement with [***] (the "[***] Agreement") that is contemplated by the [***] Letter of Intent (as such term is defined in Target Disclosure Schedule), and if Acquiror does not subsequent to the Closing enter into the [***] Agreement, then at the request of Stockholders’ Agent, Acquiror will, and will cause Surviving Corporation to, discuss reasonably with Stockholder’s Agent (or appropriate institutional investors who are Former Holders) the reasonable terms under which certain interested Former Holders could pursue the business opportunity reflected in the [***] Letter of Intent by entering into a similar license agreement directly with [***]. Target acknowledges that it is important to Acquiror to obtain information promptly regarding the [***] Letter of Intent, the proposed [***] Agreement, and the technical information in Target’s possession regarding the [***] opportunity covered by the [***] Agreement, and as such Target shall request from [***] as soon as practicable the right to disclose such information to Acquiror, pursuant to a confidentiality agreement between Acquiror and [***], and shall use reasonable efforts to pursue obtaining the right to make such disclosure. Target shall also request [***].

            6.         Conditions to the Merger.

                      6.1         Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of Acquiror and Merger Sub, on the one hand, and Target, on the other hand, to effect the Merger and otherwise to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that any one or more of the following conditions may be waived by the agreement of Acquiror and Target):

                                   (a)         No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction shall have been issued and remain in effect, nor shall there be any statute, rule or regulation enacted or deemed applicable to the Merger, in each case that makes the consummation of the Merger illegal.

                                   (b)         HSR Antitrust Laws. The waiting period applicable to the consummation of the Merger under HSR shall have expired or been terminated.

                                   (c)         Required Stockholder Vote. The Required Stockholder Vote shall have been obtained.

                      6.2         Additional Conditions to the Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to effect the Merger and otherwise to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that any one or more of the following conditions may be waived by Acquiror):

                                   (a)         Representations and Warranties. The representations and warranties of Target in this Agreement (without giving effect to any qualification as to materiality, Target Material Adverse Effect or words of like import contained therein) shall be accurate in all respects as of the date of this Agreement (except to the extent any such representation and warranty expressly speaks only as of an earlier date (in which case as of such earlier date)), except to the extent that any inaccuracies (considered individually or in the aggregate) do not have a Target Material Adverse Effect as of the Closing Date.

                                   (b)         Performance of Covenants; 280G Consent. Target shall have complied with and performed in all material respects all material agreements, obligations and covenants under this Agreement required to be complied with or performed by Target at or prior to the Closing. Either: (i) Target shall have duly obtained the consent of its stockholders referred to in Section 5.2(d), or (ii) no payments or benefits provided to any "disqualified individual" as defined in Section 280G(c) of Target pursuant to any employment or other contract between Target and such individual would not be deductible by reason of Section 280G.

                                   (c)         Certificates of Officers. Acquiror and Merger Sub shall have received (i) a certificate executed on behalf of Target by its Chief Executive Officer (the "Target Closing Certificate") to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied, (ii) a certificate executed on behalf of Target by the Secretary of Target (the "Target Secretary's Certificate") to the effect that the conditions set forth in Sections 6.1 (c), 6.2(e) and 6.2(f) have been satisfied, and (iii) the CFO Certificate.

                                   (d)         Escrow Agreement. Escrow Agent and the Stockholders’ Agent shall have entered into the Escrow Agreement.

                                   (e)         Notices. The Stockholder Notice shall have been given and twenty days shall have passed after the mailing of the Section 262 Notice, in each case as provided in Section 5.2 and in accordance with Applicable Laws.

                                   (f)         Appraisal Rights. Holders of more than an aggregate of 10% of the shares of Target Capital Stock outstanding at the Effective Time shall not have provided Target with notice of intent to seek appraisal of their shares of Target Capital Stock under Section 262.

                                   (g)        Material Adverse Effect. Since September 30, 2006, there shall not have occurred a Target Material Adverse Effect.

                      6.3         Additional Conditions to the Obligations of Target. The obligations of Target to effect the Merger and to otherwise consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that any one or more of the following conditions may be waived by Target):

                                   (a)         Representations and Warranties. The representations and warranties of Acquiror and Merger Sub in this Agreement (without giving effect to any materiality qualification contained therein) shall be accurate in all respects as of the date of this Agreement (except to the extent any such representation or warranty speaks as of any other specific date, in which case such representation or warranty shall have been accurate as of such date), except to the extent that any inaccuracies (considered collectively) do not have an Acquiror Material Adverse Effect as of the Closing Date.

                                   (b)         Performance of Covenants. Acquiror and Merger Sub shall have each complied with and performed in all material respects all of their respective material covenants under this Agreement required to be complied with or performed by either of them at or prior to the Closing.

                                   (c)         Certificate of Officer. Target shall have received a certificate executed on behalf of each of Acquiror and Merger Sub by an officer of Acquiror and Merger Sub, respectively, to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

                                   (d)         Escrow Agreement. Acquiror and Escrow Agent shall have entered into the Escrow Agreement.

            7.         Termination.

                      7.1         Termination. This Agreement may be terminated at any time prior to the Closing (with respect to Sections 7.1(b) through 7.1(f), by notice from the terminating party to the other party setting forth a brief description of the basis for termination):

                                   (a)        by the mutual written consent of Acquiror and Target;

                                   (b)        by either Acquiror or Target if the Merger shall not have been consummated by March 31, 2007; provided, however, that the right to terminate this Agreement under this Section 0 shall not be available to any party whose failure to comply with or perform in any material respect any covenant, agreement or obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

                                   (c)        by either Acquiror or Target if a court of competent jurisdiction shall have issued a nonappealable final and permanent injunction having the effect of permanently prohibiting the Merger;

                                   (d)        without limiting the right of either Acquiror or Target to terminate this Agreement pursuant to Section 7.1(b), by Target if (i) there is an inaccuracy in any of the representations or warranties of Acquiror or Merger Sub in this Agreement such that the condition set forth in Section 6.3(a) would not be satisfied, or there has been a breach by Acquiror or Merger Sub of any of their respective covenants, agreements or obligations in this Agreement such that the condition set forth in Section 6.3(b) would not be satisfied, (ii) Target shall have delivered to Acquiror a written notice of such inaccuracy or breach, and (iii) at least ten days shall have elapsed since the delivery of such notice without such inaccuracy or breach having been cured;

                                   (e)        without limiting the right of either Acquiror or Target to terminate this Agreement pursuant to Section 7.1(b), by Acquiror if (i) there is an inaccuracy in any of the representations or warranties of Target in this Agreement such that the condition set forth in Section 6.2(a) would not be satisfied, or there has been a breach by Target of any of its covenants in this Agreement such that the condition set forth in Section 6.2(b) would not be satisfied, (ii) Acquiror shall have delivered to Target a written notice of such inaccuracy or breach, and (iii) at least ten days shall have elapsed since the delivery of such notice without such inaccuracy or breach having been cured).

                                   (f)        By Acquiror no later two days after the date of this Agreement if, by 6 a.m. Pacific Standard Time on day after the date of this Agreement, the condition set forth in Section 6.1(c) shall not have been satisfied by the delivery to Target of Written Consents in accordance with Section 228 of the Delaware Law sufficient to constitute the Required Stockholder Vote.

                                   (g)        By Acquiror, if, prior to the receipt of the Required Stockholder Vote, Target shall have materially breached Section 5.9.

                      7.2         Effect of Termination. Except as provided in Section 7.3, in the event of termination of this Agreement as provided in Section 0, this Agreement shall be of no further force or effect, and there shall be no liability on the part of Acquiror, Target, Merger Sub or their respective officers, directors or stockholders, except to the extent that such liability results from the willful breach by a party of any of its representations and warranties or a material breach of any of its covenants, agreements or obligations set forth in this Agreement; provided, however, that the provisions of Section 9 (and the Confidentiality Agreement) shall remain in full force and effect and survive any termination of this Agreement.

                      7.3         Termination Fee. If this Agreement is validly terminated pursuant to Section 7.1(g) then, within one Business Day after the termination of this Agreement, Target shall cause to be paid to Acquiror, in cash, a termination fee in the amount of $19,744,000 (the "Termination Fee"). In addition, if: (a) after the date of this Agreement and prior to the termination of this Agreement a Takeover Proposal is made and becomes known to Target; (b) this Agreement is validly terminated pursuant to Section 7.1(b) and the condition set forth in Section 6.1(c) shall not have been satisfied prior to such termination; (c) neither Acquiror nor Merger Sub shall have materially breached any of their representations, warranties, covenants, agreements or obligations under this Agreement; and (d) within 12 months of such termination, Target enters into an agreement for, or consummates, a Takeover Proposal, then not later than one Business Day after any such event, Target shall pay the Termination Fee to Acquiror, in cash.

            8.         Escrow and Indemnification

                      8.1         Escrow Fund. At the Effective Time, Acquiror shall cause to be delivered to such institution jointly designated by Acquiror and the Stockholders’ Agent acting reasonably and in good faith as escrow agent (the "Escrow Agent"), and shall deposit as a contribution to an escrow fund (the "Escrow Fund") with such Escrow Agent, with respect to each share of Target Capital Stock held by the Non-Dissenting Stockholders immediately prior to the Effective Time, an amount equal to the Escrow Contribution Amount, and with respect to each Target Option existing immediately prior to the Effective Time, an amount equal to the Escrow Contribution Amount times the number of shares of Target Capital Stock that are subject to such Target Option, which contributions shall be in an aggregate amount equal to the Escrow Amount. The Escrow Fund: (A) shall be held by the Escrow Agent in accordance with the terms of this Agreement and the terms of the Escrow Agreement; (B) shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or other judicial process of any creditor of any person; and (C) shall be held and disbursed solely for the purposes and in accordance with the terms of this Agreement and the Escrow Agreement.

                      8.2         Indemnification.

                                   (a)         Expiration of Representations, Warranties and Covenants. All representations and warranties made by Target in this Agreement or, if applicable, in the Target Closing Certificate, shall expire on the date 365 days after the Closing Date (the "Representation Termination Date"); provided, however, that if at any time prior to the Representation Termination Date, Acquiror delivers to the Stockholders’ Agent a notice stating the existence of an inaccuracy in any of the representations and warranties made by Target or in the Target Closing Certificate or the CFO Certificate or a breach of a covenant made by Target (and setting forth in reasonable detail the basis for Acquiror’s determination that such an inaccuracy or breach exists and the amount of the Damages incurred by Acquiror as a result of such inaccuracy or breach) and asserting a claim for recovery under this Section 8.2 based on such inaccuracy or breach, then the claim asserted in such notice shall survive the Representation Termination Date until such time as such claim is fully and finally resolved. All obligations of the parties under the covenants contained herein (including the covenants set forth in Sections 4 and 5) shall expire at the Effective Time, except to the extent that any such covenant expressly specifies that it is to be (or is otherwise required by this Agreement to be) performed after the Effective Time; provided, however, that notwithstanding the expiration of the parties’ obligations under such covenants, claims for breaches of any covenants of Target prior to their expiration may be brought after the Effective Time and until the Representation Termination Date.

                                   (b)         Indemnification. Subject to the limitations set forth in Sections 8.2(a) and 8.2(c) and the other limitations set forth in this Agreement, from and after the Effective Time, the Acquiror shall be indemnified and held harmless solely out of each Former Holder’s Pro Rata Portion of the Escrow Fund against any Damages actually incurred by Acquiror as a result of (i) any inaccuracy in any representation or warranty of Target set forth in Section 2 (without giving effect to any materiality or Target Material Adverse Effect or similar qualification therein) or in the Target Closing Certificate or the CFO Certificate and (ii) the breach of any covenant of Target in this Agreement required to be performed at or prior to the Effective Time. For purposes of this Section 8, "Damages" shall mean any liabilities, losses, damages, penalties, fines, costs or expenses, including reasonable legal, expert and consultant fees and expenses; provided, however, that for purposes of computing the amount of any Damages incurred by Acquiror: there shall be deducted an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements actually received or receivable by Acquiror or any of its affiliates in connection with such Damages or any of the circumstances giving rise thereto. Notwithstanding any other provision of this Section 8, the total amount in respect of which any Former Holder shall be liable to Acquiror under this Agreement shall not exceed such Former Holder’s Pro Rata Portion of the Escrow Fund.

                                   (c)         Limitations of Liability.

                                               (i)        Subject to Section 8.2(c)(iii), the right of Acquiror to be indemnified from the Escrow Fund pursuant to this Section 8 shall be the sole and exclusive remedy with respect to any inaccuracy of any representation or warranty of Target contained in, or any breach by Target of, this Agreement, or otherwise in connection with the transactions contemplated by this Agreement. Subject to Section 8.2(c)(iii), no current or former stockholder, optionholder, director, officer, employee, affiliate or advisor of Target shall have any personal or individual liability of any nature to Acquiror, the Surviving Corporation or any affiliate of Acquiror or the Surviving Corporation with respect to any inaccuracy of any representation or warranty contained in, or any breach of, this Agreement or the Target Closing Certificate, or otherwise in connection with the transactions contemplated by this Agreement. The parties acknowledge that (A) no current or former stockholder, director, officer, employee, affiliate or advisor of Target has made or is making any representations, warranties or commitments whatsoever regarding the subject matter of this Agreement, express or implied, (B) except as expressly provided in Section 2, Target has not made and is not making any representations, warranties or commitments whatsoever regarding the subject matter of this Agreement, express or implied, and (C) except as expressly provided in Section 2, Acquiror is not relying and has not relied on any representations, warranties or commitments whatsoever regarding the subject matter of this Agreement, express or implied.

                                               (ii)       Without limiting the effect of any other limitation contained in this Section 8, the indemnification provided for in this Section 8.2 shall not apply, and Acquiror shall not be entitled to exercise any indemnification rights under this Agreement: (A) with respect to any inaccuracy in any representation or warranty of Target set forth in Section 2 or the breach of any covenant by Target if the Damages relating to such inaccuracy or breach do not exceed $50,000; or (B) except to the extent that the aggregate amount of Damages relating to matters other than any claim for indemnification based on any inaccuracy in the CFO Certificate and against which Acquiror would otherwise be entitled to be indemnified under this Section 8.2 exceeds $1,500,000. If the aggregate amount of such Damages exceeds $1,500,000, then Acquiror shall, subject to the other limitations contained herein, be entitled to be indemnified from the Escrow Fund only against the portion of such Damages in excess of $1,500,000. Notwithstanding the foregoing, no claim for indemnification based on any inaccuracy in the CFO Certificate shall be subject to such $50,000 or $1,500,000 exclusion, and Acquiror shall be entitled to indemnity therefor on a "first dollar" basis.

                                               (iii)      Nothing in this Section 8.2(c) shall limit any remedy Acquiror may have against any person for fraud under applicable tort laws or with respect to the breach by such person of any contractual obligations (excluding obligations under this Agreement or the Escrow Agreement) to which such person is subject, including but not limited to any obligations not to compete with Target, not to disclose Target’s confidential information, or to assign to Target certain intellectual property rights.

                                   (d)         Defense of Third-Party Claims. Promptly after Acquiror obtains knowledge of any actual or possible claim, demand, suit, action, arbitration, investigation, inquiry or proceeding that has been or may be brought or asserted by a third party against Acquiror or any of Acquiror’s Subsidiaries or other affiliates and that may be subject to indemnification hereunder (a "Third-Party Claim"), Acquiror shall promptly give notice of such Third-Party Claim to the Stockholders’ Agent, stating the nature and basis of such Third-Party Claim and the dollar amount of such Third-Party Claim, to the extent known. The Stockholders’ Agent shall have the right at its election, at any time, to defend any Third-Party Claim if the sole remedy sought thereby is for money damages in an amount which is not more than 25% of the amount which is then remaining in the Escrow Fund and available to pay such damages (a "Qualifying Claim"). Any such election shall constitute an irrevocable acknowledgement by the Stockholders’ Agent and to conclusively establish that the Aquiror and the Merger Sub are entitled to be indemnified hereunder in respect of such Third Party Claim, and if such election is exercised, : (i) Stockholders’ Agent shall diligently and in good faith defend such Third-Party Claim; (ii) the attorneys’ fees of counsel reasonably acceptable to Acquiror (approval of such counsel not to be unreasonably withheld), other professionals’ and experts’ fees and court or arbitration costs incurred by the Stockholders’ Agent in connection with defending such Third-Party Claim shall be payable from the Escrow Fund with the approval of the Acquiror which approval will not be unreasonably withheld; (iii)  Acquiror shall be entitled to monitor such defense at its expense; (iv) Acquiror shall make available to the Stockholders’ Agent all books, records and other documents and materials that are under the direct or indirect control of Acquiror or any of its Subsidiaries or other affiliates and that the Stockholders’ Agent considers necessary or desirable for the defense of such Third-Party Claim; (v) Acquiror shall execute such documents and take such other actions as the Stockholders’ Agent may reasonably request for the purpose of facilitating the defense of, or any settlement, compromise or adjustment relating to, such Third-Party Claim; (vi) Acquiror shall otherwise fully cooperate as reasonably requested by the Stockholders’ Agent in the defense of such Third-Party Claim; (vii) Acquiror shall not admit any liability with respect to such Third-Party Claim; and (viii) the Stockholders’ Agent shall not enter into any settlement agreement providing for the settlement of such Third-Party Claim without the prior written consent of Acquiror (which consent shall not be unreasonably withheld) if such settlement agreement imposes on Acquiror or any of its Subsidiaries or other affiliates any obligation, other than an obligation to pay monetary damages in an amount less than the aggregate cash amount remaining in the Escrow Fund and available to pay such damages. Acquiror shall diligently defend (i) any Qualifying Claim which the Stockholder’s Agent elects not to defend as provided herein , and any other Third-Party Claim but (ii) Acquiror shall have no right to seek indemnification under this Section 8 in respect of any settlement of any such Claim entered into without the prior written consent of the Stockholders’ Agent, which consent shall not be unreasonably withheld, and (iii) Stockholder’s Agent shall be entitled to monitor such defense at its expense (any such expense to be paid out of the Escrow Fund subject to the Acquiror’s approval which approval will not be unreasonably withheld or delayed).

                      8.3         Stockholders’ Agent.

                                   (a)        Notwithstanding any other provision of this Agreement, at the Effective Time, Acquiror shall deposit, or shall cause to be deposited, with respect to each share of Target Capital Stock held by the Non-Dissenting Former Stockholders immediately prior to the Effective Time, an amount equal to the Stockholders’ Agent Expense Contribution Amount, and with respect to each Target Option outstanding immediately prior to the Effective Time, an amount equal to the Stockholders’ Agent Expense Contribution Amount times the number of shares of Target Capital Stock that are subject to such Target Option, by wire transfer of immediately available funds in an account designated by the Stockholders’ Agent to be used for payment of any Stockholders’ Agent Expenses (the "Stockholders’ Agent Expense Account"). The amount that is deposited by Acquiror into the Stockholders’ Agent Expense Account pursuant to this Section 8.3(a) with respect to each share of Target Capital Stock and each Target Option shall reduce the amount that, but for the provisions of this Section 8.4, the holder of such share of Target Capital Stock would have otherwise been entitled to receive at the Effective Time in respect of such share of Target Capital Stock pursuant to Section 1.6 hereof and the holder of such Target Option would have otherwise been entitled to receive at the Effective Time in respect of such Target Option pursuant to Section 1.11 hereof.

                                   (b)        The Stockholders’ Agent may, from time to time, withdraw amounts from the Stockholders’ Agent Expense Account for the payment of Stockholders’ Agent Expenses. Upon termination of the Escrow Agreement, if there shall be any amount on deposit in the Stockholders’ Agent Expense Account, the Stockholders’ Agent shall cause such amount to be distributed to the Former Holders ratably based on their Pro Rata Portion thereof.

                                   (c)        By virtue of the adoption of this Agreement by Target’s stockholders, and without further action of any Target stockholder or option holder, each Former Holder shall be deemed to have irrevocably constituted and appointed Dennis Podlesak and Eckard Weber (and by execution of this Agreement each of them hereby accepts such appointment) as agent and attorney-in-fact ("Stockholders’ Agent") for and on behalf of the Former Holders, with full power of substitution, to act in the name, place and stead of each Former Holder with respect to this Section 8 and the Escrow Agreement and the taking by the Stockholders’ Agent of any and all actions and the making of any decisions required or permitted to be taken by the Stockholders’ Agent under this Agreement or the Escrow Agreement, including the exercise of the power to: (i) give and receive notices and communications under this Section 8 or the Escrow Agreement; (ii) authorize delivery to Acquiror of cash from the Escrow Fund in satisfaction of claims for indemnification made by Acquiror under this Section 8; (iii) object to claims for indemnification made by Acquiror under this Section 8; (iv) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to claims for indemnification made by Acquiror under this Section 8; and (v) take all actions necessary or appropriate in the good faith judgment of the Stockholders’ Agent for the accomplishment of the foregoing. The power of attorney granted in this Section 8.3 is coupled with an interest and is irrevocable, may be delegated by the Stockholders’ Agent and shall survive the death or incapacity of any Former Holder. The identity of the Stockholders’ Agent and the terms of the agency may be changed, and a successor Stockholders’ Agent may be appointed, from time to time (including in the event of the death, disability or other incapacity of the Stockholders’ Agent) by Former Holders whose aggregate Pro Rata Portions exceed 50%, and any such successor shall succeed the Stockholders’ Agent as Stockholders’ Agent hereunder. No bond shall be required of the Stockholders’ Agent, and the Stockholders’ Agent shall receive no compensation for his services.

                                   (d)        The Stockholders’ Agent shall not be liable to any Former Holder for any liability, loss, damage, suffered by such Former Stockholder while acting in good faith and arising out of or in connection with the acceptance or administration of his duties hereunder (it being understood that any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith).

                                   (e)        From and after the Effective Time, Acquiror shall cause the Surviving Corporation to provide the Stockholders’ Agent with access to information about the Surviving Corporation and the assistance of the officers and employees of Acquiror and the Surviving Corporation, in each case to the extent reasonably necessary to enable the Stockholder’s Agent to perform his duties and exercise his rights under this Agreement, provided that the Stockholders’ Agent shall treat confidentially any nonpublic information he receives from Acquiror regarding the Surviving Corporation.

                                   (f)        The Stockholders’ Agent shall be entitled to no compensation for his service in such capacity.

                      8.4         Actions of the Stockholders’ Agent. From and after the Effective Time, a decision, act, consent or instruction of the Stockholders’ Agent shall constitute a decision of all Former Stockholders and shall be final, binding and conclusive upon each Former Stockholder, and the Escrow Agent and Acquiror may rely upon any decision, act, consent or instruction of the Stockholders’ Agent as being the decision, act, consent or instruction of each Former Stockholder. Acquiror and Surviving Corporation are hereby relieved from any liability to any person for any acts done by Stockholders’ Agent and any acts done by Acquiror or Surviving Corporation in accordance with any such decision, act, consent or instruction of the Stockholders’ Agent. For all purposes of this Agreement involving Stockholders’ Agent, any document executed or purported to be executed by either Dennis Podlesak or Eckard Weber (or by both of Dennis Podlesak and Eckard Weber) in their capacity as Stockholders’ Agent shall constitute a document executed by, and action authorized by, the Stockholders’ Agent.

            9.         General Provisions.

                      9.1         Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) upon receipt if delivered personally, (ii) one Business Day after being sent by commercial overnight courier service or (iii) upon transmission if sent via facsimile with confirmation of receipt to the parties at the following addresses (or at such other address for a party as shall be specified upon like notice):

                                 (a)        if to Acquiror or Merger Sub, to:

Forest Laboratories, Inc. 909 Third Avenue New York, New York 10022 Attention: Herschel S. Weinstein, Vice President-General Counsel Telecopy: (212) 224-6740
with a copy to: Dornbush Schaeffer Strongin & Venaglia, LLP 747 Third Avenue New York, New York 10017 Attention: Landey Strongin, Esq. Telecopy: (212) 753- 7673

                                 (b)        if to Target, to:

Cerexa, Inc. 1751 Harbor Bay Parkway, Suite 200 Alameda, CA 94502 Attention: Rick Orr, General Counsel Telecopy: (510) 747-3940
with a copy to: Cooley Godward Kronish LLP Five Palo Alto Square 3000 El Camino Real Palo Alto, CA 94306-2155 Attention: Barclay James Kamb, Esq. Telecopy: (650) 849-7400

                                 (c)        if to the Stockholders’ Agent, to:

Eckard Weber Dennis Podlesak 12481 High Bluff Drive Suite 150 San Diego, CA 92130 Telecopy: (858) 480-2401

                      9.2         Target Disclosure Schedule. Target Disclosure Schedule will be arranged to correspond to the representations and warranties in Section 2 of this Agreement, or as applicable to the relevant other Section of this Agreement, and the disclosure in any portion of Target Disclosure Schedule shall qualify the corresponding provision in Section 2 and any other provision of Section 2 to which it is reasonably apparent on its face that such disclosure relates.

                      9.3         Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                      9.4         Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments delivered pursuant hereto, including the exhibits hereto, Target Disclosure Schedule and the other schedules hereto: (a) together constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect in accordance with their terms and shall survive any termination of this Agreement; (b) are not intended to confer upon any other person any rights or remedies hereunder, except as provided in the final sentence of this Section 9.4; and (c) shall not be assigned by Acquiror or Merger Sub, on the one hand, or by Target, on the other hand (by operation of law or otherwise), without the written consent of each of the parties hereto. Notwithstanding anything to the contrary contained in this Agreement (but without limiting any of the rights of the Stockholders’ Agent hereunder), if the Merger is consummated, (i) the Former Holders shall be third party beneficiaries of the provisions set forth in Section 1 and Section 5.13 and (ii) the Indemnified Parties shall be third party beneficiaries of the provisions set forth in Section 5.8.

                      9.5         Severability. In the event that any provision of this Agreement, or the application thereof becomes, or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances other than those as to which it is determined to be illegal, void or unenforceable, will not be impaired or otherwise affected and will continue in full force and effect and be enforceable to the fullest extent permitted by law.

                      9.6         Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies herein expressly conferred upon a party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

                      9.7         Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to parties residing in the State of Delaware, without regard to applicable principles of conflicts of law. Each of the parties irrevocably consents to the exclusive jurisdiction of the Delaware Court of Chancery or any federal court sitting in Delaware in connection with any action or proceeding based upon or arising out of this Agreement or the transactions contemplated hereby that is instituted by any other party or third party beneficiary of this Agreement, and agrees that process in any such action or proceeding may be served upon it in any manner authorized by the laws of the State of Delaware and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process. Each of the parties irrevocably waives the right to trial by jury in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby.

                      9.8         Rules of Construction.

                                   (a)        The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

                                   (b)        For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

                                   (c)        As used in this Agreement, (i) the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation" and (ii) the words "hereby," "herein," "hereunder" and "hereto" shall be deemed to refer to this Agreement in its entirety and not to any specific section of this Agreement.

                                   (d)        Except as otherwise indicated, all references in this Agreement to "Sections," "Schedules" and "Exhibits" are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.

                      9.9         Time is of the Essence; Enforcement. Time is of the essence of this Agreement. Each of the parties hereto agrees that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

                      9.10        Amendment; Waiver. At or prior to the Effective Time, this Agreement may be amended by the parties hereto; provided, however, that after the Required Stockholder Vote has been obtained, there shall be made no amendment that by law requires further approval of the stockholders of Target without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any waiver of any of the terms or conditions of this Agreement must be in writing and must be duly executed by or on behalf of the party to be charged with such waiver. Except as expressly set forth in this Agreement, the failure of a party to exercise any of its rights hereunder or to insist upon strict adherence to any term or condition hereof on any one occasion shall not be construed as a waiver or deprive that party of the right thereafter to insist upon strict adherence to the terms and conditions of this Agreement at a later date. Further, no waiver of any of the terms and conditions of this Agreement shall be deemed to or shall constitute a waiver of any other term of condition hereof (whether or not similar).

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, Target, Acquiror, Merger Sub and the Stockholders’ Agent (solely for the purposes of Section 8) have caused this Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

Forest Laboratories, Inc.
By: /s/ Lawrence. S. Olanoff
Name: Lawrence S. Olanoff, M.D., Ph.D. Title: President
FL Acquisition Corp.
By: /s/ Lawrence. S. Olanoff
Name: Lawrence S. Olanoff, M.D., Ph.D. Title: Chief Executive Officer
Cerexa, Inc.
By: /s/ Dennis.Podlesak
Name: Dennis Podlesak Title: Chief Executive Officer
Stockholders’ Agent
/s/ Dennis Podlesak
Dennis Podlesak, as Stockholders’ Agent

/s/ Eckard Weber
Eckard Weber, as Stockholders’ Agent

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Definitions

Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

            " 2005 Equity Incentive Plan" means Target’s 2005 Equity Incentive Plan.

            " Acquiror" has the meaning set forth in the introductory paragraph.

            " Acquiror Material Adverse Effect" has the meaning set forth in Section 0.

            " Additional Merger Consideration" means $100,000,000 minus the amount, if any, owed to Credit Suisse in respect of the Additional Merger Consideration, as certified in the CFO Certificate, and minus the payment to Mr. Podlesak referred to in Section 5.11(x), as certified in the CFO Certificate.

            " Adjustment Amount" means the amount equal to: (x) the total amount of cash or cash equivalents and other current assets held by Target as of the date two (2) Business Days prior to Closing as determined in accordance with GAAP and in a manner consistent with the Target Balance Sheet, less (y) the Aggregate Target Liabilities as of such date, as set forth in a written report certified by the Chief Financial Officer of Target and delivered to Acquiror prior to the Closing based on a good faith accounting by Target (the "CFO Certificate"). For clarity, such amount may be a positive or negative number.

            " Aggregate Target Liabilities" means the aggregate liabilities of Target and its Subsidiaries of the type required to be included in the "liabilities" column of a balance sheet of Target, as determined in accordance with GAAP and in a manner consistent with the Target Balance Sheet, it being understood that (a) all Transaction Expenses and Severance Obligations that have not been paid prior to the Closing shall constitute such "liabilities", and (b) such "liabilities" shall not include liability for early exercise of Target Options.

            " Agreement" has the meaning set forth in the introductory paragraph.

            " Applicable Laws" means federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

            " Business Day" has the meaning set forth in Rule 14d-1(g)(3) under the Securities Exchange Act of 1934.

            " CERCLA" has the meaning set forth in Section 0.

            " Certificate" has the meaning set forth in Section 0.

            " Closing" has the meaning set forth in Section 0.

            " Closing Date" has the meaning set forth in Section 0.

            " COBRA" has the meaning set forth in Section 0.

            " Code" has the meaning set forth in Section 2.16(d).

            " Confidentiality Agreement" has the meaning set forth in Section 5.3.

            " Continuing Employees" has the meaning set forth in Section 5.6(a).

            " Copyrights" has the meaning set forth in Section 0.

            " Current Target Business" has the meaning set forth in Section 2.1.

            " Damages" has the meaning set forth in Section 0.

            " Delaware Law" has the meaning set forth in Section 0.

            " Dissenting Share" means a share of Target Capital Stock that is issued and outstanding immediately prior to the Effective Time and which is held by a stockholder who did not consent to or vote in favor of the adoption of this Agreement, which stockholder complies with all of the provisions of Delaware Law relevant to the exercise of appraisal rights and has not, as of the applicable time, withdrawn such stockholder’s exercise of such appraisal rights.

            " Dissenting Stockholder" has the meaning set forth in Section 0.

            " Effective Time" has the meaning set forth in Section 0.

            " Escrow Amount" means the amount equal to 7.5% of (i) the Merger Consideration less (ii) the Options Exercise Price.

            " Escrow Contribution Amount" means the amount equal to the Escrow Amount divided by the sum of (i) the aggregate number of shares of Target Capital Stock outstanding immediately prior to the Effective Time (excluding Dissenting Shares), plus (ii) the aggregate number of shares of Target Capital Stock subject to unexercised Target Options (whether vested or unvested) that are outstanding immediately prior to the Effective Time.

            " Environmental Laws" has the meaning set forth in Section 0.

            " ERISA" has the meaning set forth in Section 0.

            " ERISA Affiliate" has the meaning set forth in Section 0.

            " Escrow Agent" has the meaning set forth in Section 0.

            " Escrow Agreement" has the meaning set forth in Recital C.

            " Escrow Fund" has the meaning set forth in Section 0.1.

            " FDA" has the meaning set forth in Section 0.

            " FDCA" has the meaning set forth in Section 0.

            " Former Holder" means a person that is a Former Stockholder and/or a Former Optionholder.

            " Former Optionholders" means those persons who shall have held an unexpired Target Option immediately prior to the Effective Time (whether or not vested or exercisable).

            " Former Stockholders" means those persons who shall have held shares of Target Capital Stock immediately prior to the Effective Time.

            " GAAP" means United States generally accepted accounting principles.

            " Governmental Entity" has the meaning set forth in Section 0.

            " Hazardous Materials" has the meaning set forth in Section 0.

            " HIPAA" has the meaning set forth in Section 0.

            " HSR" has the meaning set forth in Section 0.

            " Indemnified Parties" has the meaning set forth in Section 5.8(a).

            " IP Rights" has the meaning set forth in Section 0.

            " Knowledge" means the actual knowledge of an executive officer of the applicable person after reasonable inquiry.

            " Lease" has the meaning set forth in Section 0.

            " Material Contract" has the meaning set forth in Section 0.

            " Material Target IP Rights" has the meaning set forth in Section 2.9(a).

            " Merger" has the meaning set forth in Recital A.

            " Merger Consideration" means the Purchase Price, plus the Options Exercise Price, plus or minus, as the case may be, the Adjustment Amount, plus if Acquiror consents in writing to Target entering into the [***] Agreement, the amount, if any, paid by Target on or prior to Closing pursuant to Section 8.1(i) of the [***] Agreement, and by Target pursuant to the Finders’ Fee Agreement (as such term is defined in the Target Disclosure Schedule).

            " Milestone Event" means that, in any consecutive 12-month period during the first five full years after the commercial launch of the first Ceftaroline product in the United States after NDA approval, Product Net Sales in the United States equal or exceed $500,000,000.

            " Merger Sub" has the meaning set forth in the introductory paragraph.

            " Non-Dissenting Stockholders" means all Former Stockholders excluding those persons that are Dissenting Stockholders.

            " [***] Agreement" has the meaning set forth in Section 5.14.

            " Options Exercise Price" means the total sum, for all shares of Target Common Stock that are subject to all Target Options (whether vested or unvested) existing immediately prior to the Effective Time, of the exercise price per share of each such share of Target Common Stock subject to any such Target Option.

            " Patent Rights" has the meaning set forth in Section 0.

            " Per Share Price" has the meaning set forth in Section 1.6(a)(i).

            " Permitted Encumbrances" has the meaning set forth in Section 2.13.

            " Person" means any individual or entity.

            " Pre-Closing Period" has the meaning set forth in Section 4.1.

            " Product Net Sales" means the gross amount received by Surviving Corporation, Acquiror, and/or any affiliate, sublicensee or successor in interest of either Surviving Corporation or Acquiror based upon the sale or other commercial disposition, during the applicable period, of any product containing Ceftaroline to unaffiliated third parties that are not sublicensees of the selling party, less the following deductions or allowances:

                        (a)        reasonable trade, quantity, or cash discounts, customary discounts (including, for this purpose, discounts provided by means of chargebacks or rebates) actually granted to managed health care organizations, national, state or local governments (or their agencies, including, as to the United States, Medicare plans and comparable programs in other countries), and managed health organizations (including without limitation Medicaid rebates);

                        (b)        sales, use, value added, inventory, and excise taxes, import and customs duties, tariffs and any other similar taxes, duties, tariffs or other governmental charges (but excluding income taxes) directly imposed on the sales of the Product;

                        (c)        reasonable freight, insurance, packaging costs and other transportation charges; and

                        (d)        amounts actually repaid or credits taken by reason of rejections, outdating, defects or returns or because of retroactive price reductions or due to recalls or government laws or regulations requiring rebates;

all of the above calculated in accordance with Generally Accepted Accounting Principles consistently applied and with the revenue and expense recognition policies of Acquiror consistently applied throughout its business.

            " Pro Rata Portion" means, with respect to a specific Former Holder, the fraction that is the sum of: (a) the fraction having a numerator equal to the product of (i) the total number of shares of Target Capital Stock held by such Former Holder (if any) immediately prior to the Effective Time (excluding the Dissenting Shares), times (ii) the Per Share Price, and having a denominator equal to the total Purchase Price, plus (b) the fraction having a numerator equal to the product of (x) the aggregate number of shares of Target Capital Stock subject to unexercised Target Options (whether vested or unvested) that are outstanding immediately prior to the Effective Time, times (y) the Per Share Price, and having a denominator equal to the total Purchase Price.

            " Purchase Price" means $493,600,000.

            " RCRA" has the meaning set forth in Section 0.

            " Representation Termination Date" has the meaning set forth in Section 8.2(a).

            " Required Stockholder Vote" has the meaning set forth in Section 2.2.

            " Section 280G" has the meaning set forth in Section 5.2(d).

            " Series A Preferred Stock" means the Series A Preferred Stock (par value $0.001 per share) of Target.

            " Series B Preferred Stock" means the Series B Preferred Stock (par value $0.001 per share) of Target.

            " Severance Obligations" means all bonuses, parachute payments, and change of control payments required to be paid by Target or any of its Subsidiaries to its employees as provided in Section 5.11, including the amount payable to Dennis Podlesack under his offer letter with Target based on the Merger, equal to 1% of the "Liquidation Proceeds" as defined in such offer letter (but excluding amounts payable based on the achievement of the Milestone Event).

            " Stockholders’ Agent" has the meaning set forth in Section 0.

            " Subsidiary" means an entity for which an amount of the voting securities, other voting rights or voting partnership interests, which is sufficient to elect at least a majority of such entity’s board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which), is owned directly or indirectly by Target.

            " Superior Proposal" has the meaning set forth in Section 5.9(c).

            " Surviving Corporation" has the meaning set forth in Section 0.

            " Takeda Agreement" means that certain Agreement dated September 30, 2003 (and as subsequently amended by the parties thereto) by and between Takeda Pharmaceutical Company Limited (previously known as Takeda Chemical Industries, Ltd.), and Target (which Agreement was originally entered into by Takeda Chemical Industries, Ltd. and between Peninsula Pharmaceuticals, Inc., the predecessor in interest to Target).

            " Takeover Proposal" has the meaning set forth in Section 5.9(a).

            " Target" has the meaning set forth in the introductory paragraph.

            " Target 401(k) Plan" has the meaning set forth in Section 5.6(b).

            " Target Balance Sheet" has the meaning set forth in Section 2.4.

            " Target Balance Sheet Date" has the meaning set forth in Section 0.

            " Target Capital Stock" means all shares of Target Common Stock, Series A Preferred Stock, and Series B Preferred Stock issued and outstanding as of just prior to the Closing.

            " Target Closing Certificate" has the meaning set forth in Section 6.2(c).

            " Target Common Stock" means the common stock (par value $0.001 per share) of Target.

            " Target Disclosure Schedule" has the meaning set forth in Section 0.

            " Target Employees" means all persons who were, immediately prior to the Effective Time, employees of Target or any of its Subsidiaries.

            " Target Employee Plans" has the meaning set forth in Section 0.

            " Target Facilities" has the meaning set forth in Section 0.

            " Target Financial Statements" has the meaning set forth in Section 0.

            " Target IP Rights" has the meaning set forth in Section 2.9(a).

            " Target Material Adverse Effect" means any change, event, occurrence, or state of facts that has caused, or is likely to result in, a change or effect that is materially adverse to the Current Target Business (it being understood that solely for purposes of this definition, "Current Target Business" shall include, but not be limited to, the material Target IP Rights licensed to Target under the Takeda Agreement, whether or not such rights are currently being exploited) taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Target Material Adverse Effect: (A) any change, effect, event, occurrence, state of facts or development relating to the United States economy or securities markets in general, (B) any adverse change, effect, event, occurrence, state of facts or development reasonably attributable to conditions affecting the industry in which Target participates, to the extent that the effects do not disproportionately impact Target compared to other entities in the industry in which Target operates, (C) any change, effect, event, occurrence, state of facts or development that arises out of or results from the announcement or pendency of this Agreement or any of the transactions contemplated by this Agreement (including any change, effect, event, occurrence, state of facts or development resulting from or relating to any litigation or any departure or loss of employees that arises from or by virtue of such announcement or pendency of this Agreement or any of the transactions contemplated by this Agreement), (D) any change, effect, event, occurrence, state of facts or development resulting from or relating to any change in laws or regulations applicable to Target or any of its Subsidiary after the date hereof that does not adversely affect Target in a materially disproportionate manner as compared to others in the industry in which Target operates, (E) any change, effect, event, occurrence, state of facts or development resulting from or relating to any change in GAAP and (F) any change, effect, event, occurrence, state of facts or development that arises out of or results from (1) any action or failure to act on the part of Target or any of its Subsidiaries that is expressly approved by Acquiror in writing or that is permitted or required by this Agreement, (2) any action or failure to act on the part of any person acting or failing to act at the request or direction in writing of Acquiror or any Affiliate of Acquiror or (3) any action or failure to act on the part of Acquiror or any Affiliate of Acquiror.

            " Target Option" means an option granted under the 2005 Equity Incentive Plan.

            " Target Preferred Stock" means the Series A Preferred Stock and Series B Preferred Stock.

            " Target Products" has the meaning set forth in Section 2.21(a).

            " Tax" and "Taxes" have the meanings set forth in Section 0.

            " Tax Returns" has the meaning set forth in Section 0.

            " Trademark Rights" has the meaning set forth in Section 0.

            " Transaction Expenses" means the investment banking, accounting, legal and other fees and expenses incurred by Target or any of its Subsidiaries in connection with this Agreement and the transactions contemplated herein.

            " Transfer" has the meaning set forth in Section 1.13.